UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HAMILTON BEACH BRANDS HOLDING COMPANY

(Name of Registrant as Specified in its Charter)

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HAMILTON BEACH BRANDS HOLDING COMPANY

4421 WATERFRONT DR.

GLEN ALLEN, VA 23060

NOTICE OF ANNUAL MEETING

The Annual Meeting of stockholders (the “Annual Meeting”) of Hamilton Beach Brands Holding Company (the “Company”) will be held on Tuesday, May 7, 2019 at 11:00 a.m., at 5875 Landerbrook Drive, Cleveland, Ohio, for the following purposes:

1.	To elect eleven directors, each for a term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019; and

3.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 11, 2019 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. The 2019 proxy statement and proxy card are being mailed to stockholders commencing on or about March 21, 2019.

Dana B. Sykes

Secretary

March 21, 2019

Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, please promptly vote by telephone (1-800-652-8683) or over the Internet (www.investorvote.com/HBB) or by completing and mailing the enclosed form of proxy. If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the Internet or telephone. A self-addressed envelope is enclosed and no postage is required if mailed in the United States. If you wish to attend the meeting and vote in person, you may do so.

The Company’s Annual Report for the year ended December 31, 2018 is being mailed to stockholders with the 2019 Proxy Statement. The 2018 Annual Report contains financial and other information about the Company, but is not incorporated into the 2019 Proxy Statement and is not considered part of the proxy soliciting material. You should also note that other information contained on or accessible through our website other than the 2019 Proxy Statement is not incorporated by reference into the 2019 Proxy Statement and you should not consider that information to be part of the 2019 Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders To Be Held on May 7, 2019: The 2019 Proxy Statement and

2018 Annual Report are available, free of charge, at

https://www.hamiltonbeachbrands.com/investors/annual-meeting-materials.

HAMILTON BEACH BRANDS HOLDING COMPANY

4421 WATERFRONT DR.

GLEN ALLEN, VA 23060

PROXY STATEMENT — MARCH 21, 2019

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Hamilton Beach Brands Holding Company, a Delaware corporation (the “Company,” “Hamilton Beach Holding,” “we,” “our” or “us”), of proxies to be used at the annual meeting of our stockholders to be held on May 7, 2019 (the “Annual Meeting”). This Proxy Statement and the related form of proxy are being mailed to stockholders commencing on or about March 21, 2019.

If the enclosed form of proxy is executed, dated and returned or if you vote electronically, the shares represented by the proxy will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Proxies that are properly signed without any indication of voting instructions will be voted as follows:

Proposal	Description	Board Vote Recommendation	Page Reference for More Detail
1	Election of eleven director nominees named in this Proxy Statement	FOR	9
2	The ratification of the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2019	FOR	15
N/A	Any other matter properly brought before the Board	As recommended by the Board or, if no recommendation is given, in the proxy holders’ own discretion	N/A

The proxies may be revoked at any time prior to their exercise by giving notice to us in writing or by executing and delivering a later-dated proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder of record attending the Annual Meeting may request a ballot and vote in person, thereby revoking a previously granted proxy.

Stockholders of record at the close of business on March 11, 2019 will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 9,433,164 outstanding shares of Class A Common Stock, par value $0.01 per share (“Class A Common”), entitled to vote at the Annual Meeting and 4,408,715 outstanding shares of Class B Common Stock, par value $0.01 per share (“Class B Common”), entitled to vote at the Annual Meeting. Each share of Class A Common is entitled to one vote for a nominee for each of the eleven directorships to be filled and one vote on each other matter properly brought before the Annual Meeting. Each share of Class B Common is entitled to ten votes for each such nominee and ten votes on each other matter properly brought before the Annual Meeting. Class A Common and Class B Common will vote as a single class on all matters anticipated to be brought before the Annual Meeting.

At the Annual Meeting, in accordance with Delaware law and our Amended and Restated Bylaws (“Bylaws”), the inspectors of election appointed by the Board for the Annual Meeting will determine the presence of a quorum and tabulate the results of stockholder voting. As provided by Delaware law and our Bylaws, the holders of a majority of the outstanding voting power of all classes of our stock, issued and outstanding, and entitled to vote at the Annual Meeting and present in person or by proxy at the Annual Meeting, will constitute a quorum for the Annual Meeting. The inspectors of election intend to (1) treat properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting, and (2) treat proxies held in “street name” by brokers that are voted on at least one, but not all, of the proposals to come before the Annual Meeting (the “broker non-votes”) as “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.

Proposal 1 is to elect eleven directors, each for a term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified. Our Bylaws provide that our directors are elected by a plurality vote. Shares for which authority is withheld to vote for director nominees and broker non-votes will have no effect on the election of directors except to the extent the failure to vote for a director nominee results in another nominee receiving a larger number of votes. In accordance with Delaware law and our Bylaws, the eleven director nominees receiving the greatest number of votes will be elected directors.

In accordance with our Bylaws, the affirmative vote of the holders of a majority of the votes cast is required to approve all other proposals that are brought before the Annual Meeting, including Proposal 2. Abstentions and broker non-votes will not be treated as votes cast and will not affect the outcome of Proposal 2 or any other proposal properly brought before the Board. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to Proposal 2.

We are not aware of any business that may properly be brought before the Annual Meeting other than those matters described in this Proxy Statement. If any matters other than those shown on the proxy card are properly brought before the Annual Meeting, the proxy card gives discretionary authority to the persons named on the proxy card to vote the shares represented by such proxy card.

In accordance with Delaware law and our Bylaws, we may, by a vote of the stockholders, in person or by proxy, adjourn the Annual Meeting to a later date(s), without changing the record date. If we were to determine that an adjournment was desirable, the appointed proxies would use the discretionary authority granted pursuant to the proxy cards to vote in favor of such an adjournment.

PART I – CORPORATE GOVERNANCE INFORMATION

About Hamilton Beach Holding

Hamilton Beach Holding is an operating holding company for two separate businesses: consumer, commercial and specialty small appliances (Hamilton Beach Brands, Inc.) and specialty retail (The Kitchen Collection, LLC). Hamilton Beach Brands, Inc. (“HBB”) is a leading designer, marketer, and distributor of branded small electric household and specialty housewares appliances as well as commercial products for restaurants, bars, and hotels. HBB markets such products under numerous brand names, including the Hamilton Beach®, Proctor Silex® and Weston® brands, among others. The Kitchen Collection, LLC (“KC”) is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States.

Separation of Hamilton Beach Holding from NACCO Industries, Inc.

On September 29, 2017, our Company was spun-off from NACCO Industries, Inc. (“NACCO”), and became an independent publicly traded company through the distribution of all of the outstanding shares of Hamilton Beach Holding common stock to NACCO stockholders. Our common stock trades under the ticker symbol “HBB” on the New York Stock Exchange (“NYSE”).

Board Composition

Our Board currently consists of eleven directors. Directors are elected at each annual meeting to serve for one-year terms and until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal. Biographical information and qualifications of our directors are included under “Proposal 1 - Election of Directors” beginning on page 9.

Directors’ Meetings and Committees

Our Board has the following standing committees: an Audit Review Committee, a Compensation Committee, a Nominating and Corporate Governance Committee (“NCG Committee”), and an Executive Committee. The table below shows the current directors, the members of each committee and the number of meetings held in 2018:

Director	Audit Review	Compensation	NCG	Executive
Mark R. Belgya	X	X
J.C. Butler, Jr.				X
John P. Jumper	X	X	X
Dennis W. LaBarre	X	X	Chair	X
Michael S. Miller	Chair	X	X	X
Alfred M. Rankin, Jr.				Chair
Roger F. Rankin
Thomas T. Rankin
James A. Ratner	X	Chair	X	X
David F. Taplin			X
Gregory H. Trepp				X
2018 Meetings	7	5	2	0

Our Board held five meetings in 2018. With the exception of (i) two directors who were not able to attend the Board and committee meetings held in May 2018 and (ii) one director who was not able to attend a committee meeting in March and a Board meeting in August, all of our current directors attended one hundred percent (100%) of the meetings held by our Board and by the committees on which they served in 2018. We hold a regularly scheduled meeting of our Board in conjunction with our annual meeting of stockholders. Directors are expected to attend the annual meeting of stockholders absent an appropriate excuse. All of our directors who were directors on the date of our 2018 annual meeting of stockholders attended the annual meeting in person, with the exception of Messrs. Jumper and Ratner.

Our Board has determined that, based primarily on the ownership of Class A Common and Class B Common by the members of the Taplin and Rankin families, we have the characteristics of, and may be, a “controlled company,” as defined in Section 303A of the NYSE listing standards. However, the Board has elected not to make use, at the present time, of any of the exceptions to the NYSE listing standards that are available to controlled companies. Accordingly, at least a majority of the members of our Board are independent, as described in the NYSE listing standards, and our Compensation Committee, Audit Review Committee and NCG Committee are composed entirely of independent directors. In making a determination as to the independence of our directors, our Board considered Section 303A of the NYSE listing standards and broadly considered the materiality of each director’s relationship with us. Based on this criteria, our Board has determined that the following current directors are independent:

Mark R. Belgya	Michael S. Miller
John P. Jumper	James A. Ratner
Dennis W. LaBarre	David F. Taplin

David F. Taplin is not standing for re-election to the Board at the Annual Meeting. The Board has nominated Mr. Paul D. Furlow to fill the position that will be left vacant by Mr. Taplin. Mr. Furlow was recommended to the Board as a potential director nominee by a current director of HBB and KC. Based on the independence criteria set forth above, our Board has determined that Paul D. Furlow will be independent if and when elected to serve on the Board. Mr. Furlow’s biography is provided on page 10.

In accordance with NYSE rules, our non-management directors are scheduled to meet in executive session, without management, at least once a year. The Chairman of the Compensation Committee typically presides at such meetings. Additional meetings of the non-management directors may be scheduled when the non-management directors believe such meetings are desirable. The determination of which director should preside at any such additional meetings will be made based on the subject matter to be discussed at each such meeting. Meetings of the non-management directors were held on February 13, 2018 and February 12, 2019. Only independent directors attended those meetings.

Description of Committees

Each committee’s responsibilities are set forth in the committee’s charter which is available on our website at www.hamiltonbeachbrands.com/investors/corporate-governance.

Audit Review Committee. The Audit Review Committee has responsibilities in its charter with respect to:

•	the quality and integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the adequacy of our internal controls;

•	our guidelines and policies to monitor and control our major financial risk exposures;

•	the qualifications, independence, selection, compensation, retention and oversight of our independent registered public accounting firm;

•	the performance of our internal audit department and independent registered public accounting firm;

•	assisting our Board and us in interpreting and applying our Corporate Compliance Program and other issues related to corporate and employee ethics; and

•	preparing the Annual Report of the Audit Review Committee to be included in our Proxy Statement.

Our Board has determined that:

•	each of Messrs. Belgya and Miller qualify as audit committee financial experts as defined in the rules issued by the U.S. Securities and Exchange Commission (“SEC”);

•	all members of the Audit Review Committee are independent and financially literate, as described in the listing standards of the NYSE and under the rules of the SEC;

•

Mr. Jumper retired as a director of Leidos Holdings, Inc. (“Leidos”) and a member of its audit committee on May 11, 2018. Mr. Jumper’s simultaneous service on the audit committees of more than three public companies for periods prior to May 11, 2018 did not impair his ability to effectively serve on the Company’s Audit Review Committee. Effective upon his retirement from Leidos, Mr. Jumper serves on three public company audit committees.

Compensation Committee. The Compensation Committee has responsibilities in its charter with respect to the administration of our policies for compensating our employees, including our executive officers and directors. Among other things, these responsibilities include:

•	the review and approval of corporate goals and objectives relevant to executive compensation;

•	the evaluation of the performance of the Chief Executive Officer (“CEO”) and other executive officers in light of these goals and objectives;

•	the determination and approval of CEO and other executive officer and senior manager compensation levels;

•	the consideration of whether the risks arising from our employee compensation policies are reasonably likely to have a material adverse effect on us;

•

the selection, compensation, retention and oversight (including the review of the qualification and independence thereof) of compensation consultants and other advisors to help evaluate director, executive officer and senior manager compensation;

•

the making of recommendations to our Board, where appropriate or required, and the taking of other actions with respect to all other compensation matters that are subject to Board approval, including incentive plans and equity-based plans;

•	the periodic review of Board compensation; and

•	to the extent required, the preparation of the annual compensation committee report.

The Compensation Committee may, in its discretion, delegate duties and responsibilities to one or more subcommittees or, in appropriate cases, to our senior managers. The Compensation Committee retains and receives assistance in the performance of its responsibilities from an internationally recognized compensation consulting firm, discussed under “Compensation Consultants” on page 19. The Board has determined that each member of the Compensation Committee is independent, as defined in the SEC rules and the NYSE listing standards.

Nominating and Corporate Governance Committee. Among other things, the NCG Committee’s responsibilities contained in its charter include:

•	the review and making of recommendations to our Board of the criteria for membership on our Board;

•	the review and making of recommendations to our Board of the optimum number and qualifications of directors believed to be desirable;

•	the identification and making of recommendations to our Board of specific candidates for membership on our Board;

•	reviewing and, where appropriate, recommending changes to our Corporate Governance Guidelines;

•	overseeing evaluations of the Board’s effectiveness; and

•	annually reporting to the Board the NCG Committee’s assessment of our Board’s performance.

The NCG Committee will consider director candidates recommended by our stockholders. See “Procedures for Submission and Consideration of Director Candidates” on page 38. The Board has determined that each member of the NCG Committee is independent, as defined in the NYSE listing standards. The NCG Committee may consult with members of the Taplin and Rankin families, including Alfred M. Rankin, Jr., regarding the composition of our Board.

Executive Committee. The Executive Committee may exercise all of the powers of our Board over the management and control of our business during the intervals between meetings of our Board.

Board Leadership Structure

The Company’s roles of Chairman and Chief Executive Officer are separated, enabling Gregory H. Trepp, our President and CEO, to focus on managing the Company and its separate HBB and KC businesses and Alfred M. Rankin, Jr., our Chairman, to devote his time and attention to matters of strategic oversight, Board oversight and governance. The Board believes that Mr. Rankin possesses in-depth knowledge of the issues, opportunities and challenges facing the Company and each of our principal businesses. Because of this knowledge and insight, the Board believes that Mr. Rankin is in the best position to effectively identify strategic opportunities and priorities and to lead the discussion for the execution of the Company’s strategies and achievement of its objectives. As Chairman, Mr. Rankin is able to:

•	focus our Board on the most significant strategic goals and risks of our businesses;

•	utilize the individual qualifications, skills and experience of the other Board members to maximize their contributions to our Board;

•	ensure that each Board member has sufficient knowledge and understanding of our businesses to enable such other member to make informed judgments;

•	facilitate the flow of information between our Board and our management;

•	provide consultation and advice to our management on significant business matters and strategic initiatives;

•	provide experience regarding the responsibilities of being a public company; and

•	provide the perspective of a long-term stockholder.

This Board leadership structure also enhances the effectiveness of the boards of directors of HBB and KC, which have parallel structures to the Company’s Board and provide oversight at the strategic and operational level. Each director who serves on our Board is also a member of the HBB and KC boards of directors. Our Chairman also serves as the Chairman of the HBB and KC boards of directors. This structure provides a common and consistent presence that enables the HBB and KC boards of directors to function effectively and efficiently.

We do not assign a lead independent director, but the Chairman of our Compensation Committee presides at the regularly scheduled meetings of non-management directors.

Communications with Directors

Our stockholders and other interested parties may communicate with our Board as a group, with the non-management directors as a group, or with any individual director by sending written communications to Hamilton Beach Brands Holding Company, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chairman of the Audit Review Committee. All other communications will be provided to the individual director(s) or group of directors to whom they are addressed. Copies of all communications will be provided to all other directors. However, any communications that are considered improper for submission will not be provided to the directors. Examples of communications that would be considered improper include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to our business, or communications that relate to improper or irrelevant topics.

Board Oversight of Risk Management

The Board oversees our risk management. The full Board (as supplemented by the appropriate Board committee in the case of risks that are overseen by a particular committee) regularly reviews information provided by management in order for our Board to oversee our risk identification, risk management and risk mitigation strategies. Our Board committees assist the full Board’s oversight of our material risks by focusing on risks related to the particular area of concentration of the relevant committee. The full Board incorporates the insight provided by these reports into its overall risk management analysis.

Code of Conduct

We have adopted a Code of Corporate Conduct that applies to all of our directors and employees and is designed to provide guidance on how to act legally and ethically while performing work for Hamilton Beach Holding. We have also adopted Corporate Governance Guidelines that provide a framework for the conduct of our Board. The Code of Corporate Conduct, the Corporate Governance Guidelines and our Independence Standards for Directors, as well as the charters of the committees of our Board, are available free of charge on our website at www.hamiltonbeachbrands.com/investors/corporate-governance.

All of our directors and senior management employees annually complete certifications with respect to their compliance with our Code of Corporate Conduct.

Review and Approval of Related-Person Transactions

J.C. Butler, Jr., one of our directors, is the son-in-law of Alfred M. Rankin, Jr., our Chairman. Our directors, Thomas T. Rankin and Roger F. Rankin, are the brothers of Alfred M. Rankin, Jr. As indicated on the Director Compensation Table on page 12, Mr. Butler received $160,048 in total compensation from us as a director and Messrs. Thomas T. Rankin and Roger F. Rankin each received $156,616 in total compensation from us as directors for 2018.

The Audit Review Committee reviews all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in such transactions. Our legal department is primarily responsible for the processes and controls to obtain information from the directors and executive officers with respect to related person transactions in order to enable the Audit Review Committee to determine whether we or a related person has a direct or indirect material interest in the transaction. In the course of its review, the Audit Review Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Review Committee deems appropriate.

Based on this review, the Audit Review Committee will determine whether to approve or ratify any transaction that is directly or indirectly material to us or a related person.

Any member of the Audit Review Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the Audit Review Committee that considers the transaction.

Report of the Audit Review Committee

The Audit Review Committee oversees our financial reporting process on behalf of the Board. The Audit Review Committee is comprised solely of independent directors as defined by the SEC and described in the listing standards of the NYSE. The Audit Review Committee’s responsibilities are listed on page 4 and the Audit Review Committee’s charter is available at www.hamiltonbeachbrands.com/investors/corporate-governance. In fulfilling its oversight responsibilities, the Audit Review Committee reviewed and discussed the audited financial statements contained in our Annual Report with Company management.

The Audit Review Committee reviewed with EY, our independent auditor, which is responsible for expressing an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Review Committee by the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), including PCAOB Auditing Standard No. 1301, Communications With Audit Committees, the rules of the SEC, and other applicable regulations. In addition, the Audit Review Committee has discussed with EY the firm’s independence from Company management and the Company, including the matters in the letter from EY required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with EY’s independence. The Audit Review Committee also reviewed and discussed together with management and EY the Company’s audited financial statements for the year ended December 31, 2018, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and EY’s audit of internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Review Committee recommended to the Board, and the Board has approved, that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2018, filed by the Company with the SEC.

MICHAEL S. MILLER, Chairman

MARK R. BELGYA	JOHN P. JUMPER	DENNIS W. LABARRE
JAMES A. RATNER

PART II – PROPOSALS TO BE VOTED ON AT THE 2019 ANNUAL MEETING

PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nominee Information

It is intended that shares represented by proxies in the enclosed form will be voted for the election of the nominees named in the following table to serve as directors for a term until the next annual meeting and until their successors are elected, unless contrary instructions are received. All of the nominees listed below presently serve as our directors and have served as our directors since at least September 29, 2017, the date on which Hamilton Beach Holding was spun-off from NACCO, its former parent company, with the exception of Paul D. Furlow. If an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, shares represented by proxies will be voted for such other person as the proxy holders may select.

The disclosure below provides biographical information about each director nominee. The information presented is based upon information each director has given us about his age, all positions held, principal occupation and business experience for the past five years, and the names of other publicly held companies for which he currently serves as director or has served as director during the past five years. We have also highlighted certain notable qualifications and skills that led our Board to the conclusion that each of them should serve as a director. We believe that the nomination of each of our director nominees is in the best long-term interests of our stockholders, as each individual possesses the highest personal and professional ethics, integrity and values, and has the judgment, skill, independence and experience required to serve as a member of our Board. Each current director has also demonstrated a strong commitment of service to the Company.

Mark R. Belgya: Age 58; Director Since 2017
Vice Chair of The J.M. Smucker Company since May 1, 2016 and Chief Financial Officer since January 5, 2005, with oversight of its Finance, Internal Audit, Investor Relations, Information Services, Corporate Operations and Supply Chain functions. Mr. Belgya has been with The J.M. Smucker Company since 1985. Mr. Belgya also served on the Board of Directors of Fossil Group, Inc.

Mr. Belgya’s experience as Vice Chair and Chief Financial Officer of The J.M. Smucker Company offers our Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly traded corporation.

J.C. Butler, Jr.: Age 58; Director Since 2017
President and Chief Executive Officer of NACCO since October 2017. President and Chief Executive Officer of The North American Coal Corporation (“NACoal”), (a wholly owned subsidiary of NACCO) since July 2015. Vice President - Finance, Treasurer and Chief Administrative Officer of NACCO from prior to 2014 to September 2017. Senior Vice President - Project Development and Administration and Mississippi Operations of NACoal from July 2014 to July 2015 and Senior Vice President - Project Development and Administration of NACoal from prior to 2014 to July 2014. Director of Hyster-Yale Materials Handling, Inc. since prior to 2014 and of NACCO since September 2017. Director of Midwest AgEnergy Group, a developer and operator of ethanol facilities in North Dakota, since January 2014. Serves on the board of the National Mining Association and is a member of the Management Committee of the Lignite Energy Council.

With over 20 years of service as a member of management at NACCO while we were its wholly owned subsidiary, Mr. Butler has extensive knowledge of our operations and strategies.

Paul D. Furlow: Age 49; Nominee
Co-Founder/Co-President of Dixon Midland Company since 1998.

With over 20 years of experience as the Co-President of a private equity investment firm, and member of the Boards of Directors of several of the companies in which his firm holds investments, Mr. Furlow brings to the Board the unique perspective of a professional investor. In addition, Mr. Furlow’s experience as Co-President of an industrial lighting manufacturing company will allow him to provide valuable insight to the Board on matters related to operations and strategic planning.

John P. Jumper: Age 74; Director Since 2017
Retired Director and former Chairman and CEO of Leidos Holdings, Inc. (an applied technology company) and Retired Chief of Staff, United States Air Force. From prior to 2014 to present, Director of NACCO. From prior to 2014 to present, Director of Hyster-Yale Materials Handling, Inc.

Through his extensive military career, including as the highest-ranking officer in the U.S. Air Force, General Jumper developed valuable and proven leadership and management skills that make him a significant contributor to our Board. In addition, General Jumper’s service on the boards of other publicly traded corporations and his experience as Chairman and CEO of two major publicly traded companies allow him to provide valuable insight to the Board on matters of corporate governance and executive compensation policies and practices.

Dennis W. LaBarre: Age 76; Director Since 2017
Retired Partner of Jones Day (a law firm). From January 2014 to December 2014, Of Counsel of Jones Day. From prior to 2014 to present, Director of Hyster-Yale Materials Handling, Inc. From prior to 2014 to present, Director of NACCO.

Mr. LaBarre is a lawyer with broad experience counseling boards and senior management of publicly traded and private corporations regarding corporate, governance, compliance and other domestic and international business and transactional issues. In addition, he was a member of senior management of a major international law firm for more than 30 years. These experiences enable him to provide our Board with an expansive view of the legal and business issues pertinent to the Company, which is further enhanced by his extensive knowledge of us as a result of his many years of service on the NACCO Board and through his involvement with its committees.

Michael S. Miller: Age 67; Director Since 2017
Retired Managing Director of The Vanguard Group. From prior to 2014 to present, Director of Vanguard’s Irish-domiciled funds and management company. From 2016 to present, Director of NACCO.

Mr. Miller’s qualifications to serve on our Board include his experience in senior management of a major financial services and investment management company, his experience as a partner of a major law firm, and his service on the boards of many academic and civic institutions. Mr. Miller provides our Board with financial, legal, compliance/risk management and strategic planning expertise gained through his careers in finance and law and his service on the audit committees of Vanguard’s Irish-domiciled funds and management company and, prior to his retirement, various audit committees of Vanguard’s affiliated companies.

Alfred M. Rankin, Jr.: Age 77; Director Since 2017
Non-Executive Chairman of the Company and its principal subsidiaries, HBB and KC. From September 2017 to December 2018, Executive Chairman of the Company. From prior to 2014 to present, Chairman, President, and Chief Executive Officer of Hyster-Yale Materials Handling, Inc. and Chairman of Hyster Yale Group. From September, 2017 to present, Non-Executive Chairman of NACCO, and from prior to 2014 Chairman of NACCO’s principal subsidiary, NACoal. From prior to 2014 to September 2017, Chairman, President, and CEO of NACCO. From prior to 2014 to October 2014, Director of The Vanguard Group.

In over 45 years of service as a Director of NACCO, our former parent company, and as a member of senior management at NACCO, Mr. Rankin has amassed extensive knowledge of all of our strategies and operations. In addition to his extensive knowledge of the Company, he also brings to our Board unique insights resulting from his service on the boards of other publicly traded corporations and the Federal Reserve Bank of Cleveland. Mr. Rankin is also the grandson of the founder of NACCO and additionally brings the perspective of a long-term stockholder to our Board.

Roger F. Rankin: Age 65; Director Since 2017
Self-employed (personal investments). From prior to 2014 to present, Director of Investors Diversified Realty LLC. Mr. Rankin has served, in recent years, as a Director of our principal wholly owned subsidiaries, HBB and KC.

Mr. Rankin is the grandson of the founder of NACCO (our former parent company) and brings the perspective of a long-term stockholder to our Board of Directors.
Thomas T. Rankin: Age 72; Director Since 2017
Retired Owner and President of Cross Country Marketing (a private food brokerage firm). Mr. Rankin has also served, in recent years, as a Director of our principal wholly owned subsidiaries, HBB and KC.

Mr. Rankin is the grandson of the founder of NACCO (our former parent company) and brings the perspective of a long-term stockholder to our Board of Directors.
James A. Ratner: Age 74; Director Since 2017
Partner of RMS Investment Group, LLC. From December 2016 to December 2018, Non-Executive Chairman of Forest City Realty Trust, Inc. From prior to 2014 to December 2016, Executive Vice President of Forest City Realty Trust, Inc. From prior to 2014 to September 2017, Director of NACCO.

Mr. Ratner’s experience as Chairman and in senior management of a major publicly traded company provides our Board with valuable insight into corporate governance and strategy.
Gregory H. Trepp: Age 57; Director Since 2017
Director, President and Chief Executive Officer of Hamilton Beach Brands Holding Company from September 2017. From prior to 2014, Director, President and Chief Executive Officer of HBB. From prior to 2014, Director and Chief Executive Officer of KC. From prior to 2014 to December 2014, Interim President of KC.

With over 20 years of service in HBB’s senior management, including as the President and CEO, and with over eight years of service as the CEO of KC, Mr. Trepp has extensive knowledge of the operations and strategies of our businesses.

YOUR BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES PRESENTED IN PROPOSAL 1.

Director Compensation

The following table sets forth all compensation of each director for services as our directors and as directors of our principal subsidiaries for services rendered during 2018, other than Alfred M. Rankin, Jr. and Gregory H. Trepp. In addition to being directors, during 2018, Mr. Rankin served as Executive Chairman of the Company and Mr. Trepp served as President and CEO of Hamilton Beach Holding and HBB and CEO of KC. Neither Mr. Rankin nor Mr. Trepp received any compensation during 2018 for their service as directors, and their compensation for service as executive officers is shown in the Summary Compensation Table on page 17.

DIRECTOR COMPENSATION

For Fiscal Year Ended December 31, 2018

Name	(A) Fees Earned or Paid in Cash ($)(1)	(B) Stock Awards ($)(2)	(C) All Other Compensation ($)(3)	Total ($)
Mark R. Belgya	$73,048	$88,861	$7,707	$169,616
J.C. Butler, Jr.	$65,048	$88,861	$6,139	$160,048
John P. Jumper	$78,048	$88,861	$6,139	$173,048
Dennis W. LaBarre	$103,048	$88,861	$7,707	$199,616
Michael S. Miller	$98,048	$88,861	$6,139	$193,048
Roger F. Rankin	$60,048	$88,861	$7,707	$156,616
Thomas T. Rankin	$60,048	$88,861	$7,707	$156,616
James A. Ratner	$91	$180,689	$2,707	$183,487
David F. Taplin (4)	$65,048	$88,861	$7,707	$161,616

(1)

Amounts in this column reflect the annual retainers and other fees earned by the directors in 2018. They also include payment for fractional shares of Class A Common that were paid under the Hamilton Beach Brands Holding Company Non-Employee Directors’ Equity Compensation Plan, referred to as the “Non-Employee Directors Plan,” described below. During 2018, Mr. Ratner elected to receive additional shares of Class A Common under the Non-Employee Directors Plan in lieu of cash for a portion of his retainer equal to $93,000. The grant date fair value of such additional shares is included in the “Stock Awards” column.

(2)

Under the Non-Employee Directors Plan, the directors are required to receive a portion of their annual retainer in shares of Class A Common (the “Mandatory Shares”). They are also permitted to elect to receive all or part of the remainder of the retainer in the form of shares of Class A Common (the “Voluntary Shares”). Amounts in this column reflect the aggregate grant date fair value of the Mandatory Shares and Voluntary Shares that were granted to directors under the Non-Employee Directors Plan, determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, referred to as “FASB ASC Topic 718.” See Note (12) to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for more information regarding the accounting treatment of our equity awards. All Mandatory Shares and Voluntary Shares are immediately vested when granted. Therefore, no equity awards remained outstanding at the end of the fiscal year ended December 31, 2018.

(3)

The amount listed includes: (i) Company-paid life insurance premiums in the amount of $448 for the directors; (ii) other Company-paid premiums for accidental death and dismemberment insurance for the director and his spouse; and (iii) with the exception of Messrs. Butler, Jumper and Miller (who continue to be covered by a policy offered by NACCO), personal excess liability insurance premiums for the directors and immediate family members. The amount listed also includes charitable contributions made in our name on behalf of the director and his spouse under our matching charitable gift program in the amount of $5,000 for each director other than Mr. Ratner.

(4)	David F. Taplin is not standing for re-election when his current term expires at the Annual Meeting.

Additional Information Relating to the Director Compensation Table

Each non-employee director was entitled to receive the following compensation for their service in 2018 on our Board and on our subsidiaries’ boards of directors:

Type of Compensation	Amount
Annual Board Retainer:	$150,000 ($90,000 of which is required to be paid in restricted shares of Class A Common)
Annual Committee Retainer:	$8,000 Audit Review Committee member ($5,000 for members of the other Board Committees except the Executive Committee; $0 for the Executive Committee)
Committee Chairman Retainer:	$20,000 Audit Review Committee Chairman; $15,000 Compensation Committee Chairman ($10,000 for Chairman of other Board Committees except the Executive Committee; $0 for the Executive Committee)

The retainers are paid quarterly in arrears. No meeting fees are paid, but each director is also reimbursed for expenses incurred as a result of attendance at meetings.

Under the Non-Employee Directors Plan, each non-employee director receives $90,000 of his $150,000 retainer in the form of restricted shares of Class A Common. Any fractional shares are paid in cash. The number of shares of Class A Common issued to a director is determined by the following formula:

the dollar value of the portion of the $90,000 retainer that was earned by the director each quarter divided by

the average closing price of shares of Class A Common on the NYSE for each week during such quarter.

These shares are fully vested on the date of grant, and the director is entitled to all rights of a stockholder, including the right to vote and receive dividends. However, the directors are generally required to hold the shares for a period of up to ten years from the last day of the calendar quarter for which the shares were earned and, during that ten-year holding period, the shares cannot be sold, assigned, transferred, exchanged, pledged, hypothecated or encumbered except by will or by laws of descent and distribution, in the event of divorce pursuant to a qualified domestic relations order or to a trust or partnership for the benefit of the director or his spouse, children or grandchildren. The transfer restrictions lapse earlier in the event of:

•	death, permanent disability or five years from the date the director is no longer a member of the Board;

•	the date that a director is both no longer a member of our Board and has reached age 70; or

•	at such other time as determined by the Board in its sole discretion.

In addition, each director may elect to receive shares of Class A Common in lieu of cash for up to 100% of the balance of his retainers. However, these Voluntary Shares are not subject to the foregoing transfer restrictions. Under the terms of the Non-Employee Directors Plan, no director may receive more than 30,000 shares of Class A Common in any calendar year under the plan.

Each director also receives (i) $50,000 in Company-paid life insurance; (ii) Company-paid accidental death and dismemberment insurance for the director and spouse; (iii) $10 million in personal excess liability insurance and $3 million in uninsured/underinsured motorist insurance for specified directors and immediate family members who reside with the director, and (iv) up to $5,000 per year in matching charitable contributions.

Director Compensation Program for 2019

The Compensation Committee periodically evaluates and recommends changes to our compensation program for directors. In 2018, the Compensation Committee engaged the Korn Ferry Hay Group, referred to as the “Hay Group,” to evaluate and provide recommendations regarding our director compensation program. Our Board of Directors adopted certain recommendations and made changes effective January 1, 2019.

The revised director compensation program is structured in a similar manner to the 2018 program. However, the annual retainer paid to each non-employee director for service on our Board of Directors was increased from $150,000 ($90,000 of which is required to be paid in restricted shares of Class A Common) to $155,000 ($95,000 of which will be paid in restricted shares of Class A Common). In addition, in conjunction with the retirement of Mr. Rankin from his position as Executive Chairman of the Company on December 31, 2018 and his appointment as non-executive Chairman of the Board, a non-employee director role, effective January 1, 2019, Mr. Rankin will receive an annual retainer of $250,000 ($150,000 of which is required to be paid in restricted shares of Class A Common). Refer to page 30 for a detailed description of other changes to Mr. Rankin’s compensation for 2019.

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

Ernst & Young LLP has been selected by the Audit Review Committee as the principal independent registered public accounting firm for the current fiscal year for us and our subsidiaries. The Audit Review Committee considered carefully EY’s performance and its independence with respect to the services to be performed. The Audit Review Committee is responsible for the audit fee negotiations associated with the retention of EY. In connection with the mandated rotation of the lead audit partner, the Audit Review Committee and its Chairman will continue to be directly involved in the selection of EY’s lead audit partner. The Audit Review Committee annually evaluates the performance of EY and determines whether to reengage the independent registered public accounting firm.

The appointment of EY as our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification. However, our Board believes that obtaining stockholder ratification is a sound governance practice.

YOUR BOARD AND AUDIT REVIEW COMMITTEE RECOMMEND THAT YOU VOTE “FOR” PROPOSAL 2 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

It is expected that representatives of EY will attend the Annual Meeting, with the opportunity to make a statement if they so desire and, if a representative is in attendance, the representative will be available to answer appropriate questions.

If our stockholders fail to vote in favor of the appointment of EY, the Audit Review Committee will take such actions as it deems necessary as a result of such stockholder vote. Even if the appointment of EY is ratified, the Audit Review Committee may select a different independent registered public accounting firm at any time during fiscal year 2019 if it determines that such a change would be in the best interests of the Company and its stockholders.

Pre-Approval Policies and Procedures

The Audit Review Committee has determined that the provision of non-audit services to us by EY may be generally incompatible with maintaining its independence. As a result, we have adopted policies limiting the services provided by our independent registered public accounting firm that are not audit or audit-related services.

Under our pre-approval policies and procedures, only audit, audit-related services and limited tax services will be performed by EY. All such services must be pre-approved by our Audit Review Committee. For 2018, the Audit Review Committee authorized us to engage EY for specific audit, audit-related and tax services up to specified fee levels. The Audit Review Committee has delegated to the Chairman of the Audit Review Committee together with one other Audit Review Committee member the authority to approve services other than audit, review or attest services, which approvals are reported to the Audit Review Committee at its next meeting. We provide a summary of authorities and commitments at each general meeting of the Audit Review Committee.

Fee Information

Fees for professional services provided by our auditors in 2017 and 2018 are included the table below (in thousands):

	2018	2017
Audit Fees (1)	$1,548	$792
Audit-Related Fees (2)	$36	$0
Tax Fees	$0	$0
All Other Fees	$0	$0
Total	$1,584	$792

(1)

“Audit Fees” principally include services rendered by EY for the audit of our annual financial statements and internal controls; the reviews of the interim financial statements included in our Forms 10-Q and services provided in connection with statutory audits and regulatory filings with the SEC.

(2)	“Audit-Related Fees” include assurance and related services rendered by EY for accounting advisory matters and audits of certain employee benefit plans.

PART III – EXECUTIVE COMPENSATION INFORMATION

As an emerging growth company under the Jumpstart our Business Startups Act of 2012, or the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers (other than our principal executive officer) serving as executive officers at the end of the fiscal year. This section describes the executive compensation program in place for our Named Executive Officers, or NEOs, for 2018.

Named Executive Officers for 2018

The NEOs for 2018 are listed below:

Name	2018 Title	Employer
Gregory H. Trepp	President and CEO of Hamilton Beach Holding and HBB and CEO of KC	Hamilton Beach Holding
Alfred M. Rankin, Jr.	Executive Chairman of Hamilton Beach Holding (1)	Hamilton Beach Holding
R. Scott Tidey	Senior Vice President North American Sales & Marketing of HBB	HBB

(1)  Mr. Rankin retired as Executive Chairman of the Company effective December 31, 2018 and was appointed as the non-executive Chairman effective January 1, 2019, a non-employee director role. He also serves as a consultant to the Company. Refer to page 30 for a detailed description of the changes to Mr. Rankin’s compensation effective January 1, 2019.

2018 Summary Compensation Table

The following table sets forth the compensation for services of our NEOs in all capacities to the Company and its subsidiaries.

SUMMARY COMPENSATION TABLE

For Fiscal Year Ended December 31, 2018

Name and Principal Position	Year (1)	Salary ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)		Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Gregory H. Trepp; President and CEO of Hamilton Beach Holding and HBB and CEO of KC(6)	2018	$734,992	$903,134	$893,531	(8)	$132,220	$175,443	$2,839,320
	2017	$693,250	—	$1,419,666	(8)	$163,420	$191,418	$2,467,754
Alfred M. Rankin, Jr.; Executive Chairman of Hamilton Beach Holding(7)	2018 (all paid by Hamilton Beach Holding)	$400,000	$442,954	$233,054	(8)	$0	$6,018	$1,082,025

	2017 (paid in part by NACCO and in part by Hamilton Beach Holding)	$574,627	$1,798,031	$1,252,672	(9)	$1,824,567	$317,367	$5,767,264

R. Scott Tidey; Senior Vice President North American Sales & Marketing of HBB	2018	$434,153	$212,227	$244,338	(8)	$37,551	$79,185	$1,007,454
	2017	$419,692	—	$465,490	(8)	$48,935	$87,603	$1,021,720

(1)

The amounts reported for Mr. Rankin for 2018 were paid by Hamilton Beach Holding and the amounts reported for 2017 were paid in part by NACCO and in part by Hamilton Beach Holding. Prior to September 29, 2017,

Hamilton Beach Holding was a wholly owned subsidiary of NACCO. On September 29, 2017, NACCO spun-off Hamilton Beach Holding, including its operating subsidiaries, HBB and KC, to the NACCO stockholders, which we refer to as the “Spin-Off.” The amounts reported for Mr. Rankin for 2017 are the sum of (i) compensation of $5,463,851 paid by NACCO for services rendered prior to the Spin-Off while he was employed by NACCO and while Hamilton Beach Holding was a subsidiary of NACCO, plus (ii) compensation of $303,413 he earned from Hamilton Beach Holding following the Spin-Off.

(2)	The amounts reported under the “Salary” column include both base salary and the perquisite allowance (if applicable).

(3)

The amounts reported in the “Stock Awards” column represent the grant date fair value of the shares of stock that were granted to NEOs for awards under the long-term equity plans, computed in accordance with FASB ASC Topic 718. The amount reported for Mr. Rankin for 2017 reflects (i) the shares of NACCO class A common issued under the NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan, referred to as the “NACCO Long-Term Equity Plan” for 2017 performance (pro-rated based on his pre-Spin-Off service to the NACCO-wide group) and (ii) the shares of Hamilton Beach Holding Class A Common issued under the Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan, referred to as the “Long-Term Equity Plan” for post-Spin-Off performance in 2017. The amounts reported for 2018 reflect the shares of Class A Common issued under the Long-Term Equity Plan. Refer to the table on page 25 under “Long-Term Incentive Compensation” to determine the target long-term awards, as well as the cash-denominated award payouts for 2018, under the Long-Term Equity Plan.

(4)

For 2018, amounts listed in this column reflect only the interest that is in excess of 120% of the long-term applicable federal rate, compounded monthly, referred to as “Above-Market Interest,” that was credited to the NEO’s accounts under the Hamilton Beach Brands, Inc. Long-Term Incentive Compensation Plan, referred to as the “Long-Term Cash Plan,” and the nonqualified deferred compensation plan described on pages 28 and 29. Mr. Rankin does not participate in these plans. For Mr. Rankin, the amounts listed in this column for 2017 reflect the Above-Market Interest that was credited under nonqualified deferred compensation plans sponsored by NACCO for the entire 2017 calendar year. We have omitted the changes in the actuarial present value of accumulated benefits under defined benefit pension plans for the NEOs, which we are not required to report due to the different disclosure rules applicable to us as an emerging growth company.

(5)	All other compensation earned during 2018 for each of the NEOs is as follows:

	Gregory H. Trepp	Alfred M. Rankin, Jr.	R. Scott Tidey
Employer Qualified Profit Sharing Contributions	$11,636	$0	$11,636
Employer Excess Plan Profit Sharing Contributions	$137,254	$0	$53,218
Other Qualified Employer Retirement Contributions	$8,250	$0	$8,250
Other Excess Plan Employer Retirement Contributions	$13,800	$0	$4,775
Employer Paid Life Insurance Premiums	$2,770	$4,450	$991
Perquisites and Other Personal Benefits	$0	$0	$0
Tax Gross-Ups	$0	$0	$0
Other	$1,733	$1,568	$315
Total	$175,443	$6,018	$79,185

Amounts listed in “Other” include (i) employer-paid premiums for the NEOs’ personal excess liability insurance for Messrs. Trepp and Rankin and (ii) executive travel accident insurance premiums and wellness subsidies for Messrs. Trepp and Tidey.

(6)	In September 2017, Mr. Trepp assumed the role of President and CEO of Hamilton Beach Holding, in addition to his existing roles as President and CEO of HBB and CEO of KC.

(7)

Prior to September 30, 2017, Mr. Rankin served as the President and CEO of NACCO. Mr. Rankin served as Executive Chairman of Hamilton Beach Holding from September 30, 2017 through December 31, 2018 and assumed the role of non-executive Chairman of the Board of the Company on January 1, 2019.

(8)

The amounts listed for 2018 are (i) the cash payments to Messrs. Trepp and Tidey under the Hamilton Beach Brands, Inc. Annual Incentive Compensation Plan, referred to as the “Short-Term Plan” and (ii) the cash portion (approximately 35%) of the awards to the NEOs under the Long-Term Equity Plan. The amounts listed for 2017 for Messrs. Trepp and Tidey are the sum of their cash payments under the Short-Term Plan and the value of their awards under the Long-Term Cash Plan. Except for earlier payments in the case of retirement, death, disability and other limited circumstances, awards under the Long-Term Cash Plan are paid in cash after a three-year holding period. Awards are credited to separate sub-accounts established for each participant for each award year. The sub-accounts are credited with 2% interest each year. After year-end, while a participant remains actively employed, additional interest is credited based on a formula that takes into account the final payout percentage under the Long-Term Cash Plan for the year, with a maximum of 14%.

(9)

The amount listed for 2017 for Mr. Rankin includes (i) a cash payment of $562,643 under the NACCO Industries, Inc. Annual Incentive Compensation Plan for pre-Spin-Off service, (ii) the cash portion (approximately 35%) of Mr. Rankin’s award under the NACCO Long-Term Equity Plan, which was pro-rated based on his pre-Spin-Off service with NACCO and its subsidiaries, and (iii) and the cash portion (approximately 35%) of Mr. Rankin’s award under the Long-Term Equity Plan for post-Spin-Off service.

Discussion of the Executive Compensation Program

Executive Compensation Governance

The Hamilton Beach Holding compensation committee establishes and oversees the administration of the policies, programs and procedures for compensating our NEOs. The members of the HBB compensation committee and the Hamilton Beach Holding compensation committee, referred to collectively as the “Compensation Committee” unless the context requires otherwise, consist solely of independent directors. The Hamilton Beach Holding Compensation Committee’s responsibilities are listed on page 5.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves or have served on the compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee.

Role of Executive Officers in Compensation Decisions

Our management, in particular the CEO of Hamilton Beach Holding, reviews Company goals and objectives relevant to the compensation of our executive officers. Mr. Trepp annually reviews the performance of each executive officer and makes recommendations based on these reviews, including with respect to salary adjustments and incentive compensation award amounts, to the Compensation Committee, except that Mr. Trepp’s and Mr. Rankin’s performance is reviewed by the Hamilton Beach Holding Compensation Committee. In addition to the CEO recommendations, the Compensation Committee considers recommendations made by the Hay Group which bases its recommendations upon an analysis of similar positions at a broad range of domestic industries, as well as an understanding of our policies and objectives, as described below. The Compensation Committee may exercise its discretion in modifying any recommended adjustments or awards to executive officers. After considering these recommendations, the Compensation Committee determines the base salary and incentive compensation levels for the executive officers, including each NEO, and any additional discretionary payments.

Compensation Consultants

The Compensation Committee receives assistance and advice from the Hay Group. The Hay Group is engaged by and reports to the Compensation Committee and also provides advice and discusses compensation issues directly with management.

Throughout 2018, the Hay Group made recommendations regarding substantially all aspects of compensation for the directors and senior management employees, including the NEOs. For 2018, the Hay Group was engaged in general to make recommendations regarding:

•	director compensation levels;

•	2018 salary midpoints, incentive compensation targets (calculated as a percentage of salary midpoint) and target total compensation for senior management positions;

•	2018 salary midpoints and/or range movement for all other employee positions;

•	ad-hoc position evaluations; and

•	mid-year Hay point levels, salary midpoints and incentive targets for all new senior management positions and/or changes to current senior management positions.

All Hay point recommendations are determined by the Hay Group through the consistent application of the Hay point methodology, which is a proprietary method that takes into account the know-how, problem solving and accountability requirements of the position.

Representatives of the Hay Group attended one Compensation Committee meeting in 2018 and, during that meeting, consulted with the Compensation Committee in executive session without management present. The Hay Group did not provide any other services to us or the Compensation Committee in 2018. The Compensation Committee considered and assessed the independence of the Hay Group and all relevant factors including the six factors set forth in Rule 10c-1(b) (4)(i)-(vi) under the Securities Exchange Act of 1934, referred to as the “Exchange Act,” that could give rise to a potential conflict of interest with respect to the Hay Group. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by the Hay Group.

Hay Group’s General Industrial Survey — Salary Midpoint

For periods prior to the Spin-Off, the NACCO compensation committee utilized a proprietary survey known as the Hay Group “All Industrial survey” for purposes of setting target total compensation for the senior management employees of the NACCO-wide group, including those of the Company. The All Industrial survey contained data from a broad group of domestic industrial organizations ranging in size from approximately $150 million to $5 billion in annual revenues. As a starting point for setting target total compensation for 2018, our Compensation Committee directed the Hay Group to use a similar survey known as the “General Industrial survey,” which also contains data from a broad group of domestic industrial organizations, but ranging in size from approximately $500 million to $1 billion in annual revenues, to more accurately reflect the size of our Company following the Spin-Off. The make-up of the reporting companies and operating units in the General Industrial and All Industrial surveys are very similar except that the Compensation Committee directed the Hay Group to exclude retail and finance segments from the data results. For 2018, participants in the General Industrial survey included 475 parent organizations and 1,108 independent operating units that satisfied the Hay Group’s quality assurance controls.

The Compensation Committee chose the modified General Industrial survey as its benchmark because it provides relevant information regarding the compensation paid to employees, including senior management employees, with similar skill sets used in our industry and represents the talent pool from which we recruit. In addition, the use of a broad-based survey reduces the volatility and lessens the impact of cyclical upswings or downturns in any one industry that could otherwise skew the survey results in any particular year.

Using its proprietary Hay point methodology, the Hay Group compares positions of similar scope and complexity with the data contained in the General Industrial survey. The Compensation Committee directed the Hay Group to derive a median salary level for each Hay point level targeted at the 50th percentile of the General Industrial survey (the “salary midpoint”). The Compensation Committee set target compensation levels for senior management employees of the Company and HBB, including the NEOs, at the salary midpoint determined by the Hay Group.

Because salary midpoints are based on each Hay point level, all of the employees at a particular Hay point level at a particular company generally have the same salary midpoint. The salary midpoint provided by the Hay Group is then used to calculate the target total compensation of all senior management employees, including the NEOs.

Compensation Policy and Methodology — Target Total Compensation

The Compensation Committee establishes a comprehensively defined “target total compensation” amount for each senior management employee following rigorous evaluation standards that help to ensure internal equity. In this process, the Compensation Committee reviews “tally sheets” for the NEOs and other senior management employees that list each employee’s title, Hay points and the following information for the current year, as well as that being proposed for the subsequent year:

•	Salary midpoint, as determined by the Hay Group from the General Industrial survey;

•	Cash in lieu of perquisites (if applicable);

•

Short-term incentive target dollar amount (determined by multiplying the salary midpoint by a specified percentage of that midpoint, as determined by the Compensation Committee, with advice from the Hay Group, for each salary grade);

•	Long-term incentive target dollar amount (determined in the same manner as the short-term incentive target);

•	Target total compensation, which is the sum of the foregoing amounts; and

•	Base salary.

In November 2017, the Compensation Committee reviewed the tally sheets for each of our NEOs to decide whether it should make changes to the 2018 compensation program. The Compensation Committee determined that the overall program continued to be consistent with its compensation objectives and did not make any material changes for 2018 other than (i) transferring Messrs. Trepp and Tidey and all other senior executives in the U.S. from the Long-Term Cash Plan to the Long-Term Equity Plan and (ii) increasing Mr. Trepp’s short-term and long-term incentive target opportunity levels to remain in a market competitive range. Mr. Trepp’s short-term incentive target was increased from 70% to 90% and his long-term incentive target was increased from 150% to 170%.

The Compensation Committee views the various components of compensation as related but distinct. While the Compensation Committee determines the salary midpoint based on the information provided from the General Industrial survey, it generally sets base salary levels between 80% and 120% of salary midpoint. The Compensation Committee also obtains the total target incentive compensation amounts from the General Industrial survey but determines the mix of short-term and long-term incentives in its discretion, based on its decision regarding how best to motivate employees.

The following table sets forth target total compensation for the NEOs, as recommended by the Hay Group and approved by the Compensation Committee for 2018:

Named Executive Officers	(A) Salary Midpoint ($)(%)		(B) Cash in Lieu of Perquisites ($)(%)(1)		(C) Short-Term Plan Target ($)(%)		(D) Long-Term Plan Target ($)(%)(2)		(A)+(B)+(C)+(D) Target Total Compensation ($)
Gregory H. Trepp	$719,600	25.6%	$34,992	1.2%	$647,640	23.1%	$1,406,818	50.1%	$2,809,050
Alfred M. Rankin, Jr.	$400,000	36.7%	$0	0.0%	$0	0.0%	$690,000	63.3%	$1,090,000
R. Scott Tidey	$410,700	42.5%	$19,992	2.1%	$205,350	21.2%	$330,614	34.2%	$966,656

(1)

In addition to providing limited perquisites to a limited number of employees in unique circumstances, senior management employees are paid a fixed dollar amount of cash in lieu of perquisites. The dollar amounts provided to the NEOs in 2018 were based on an analysis performed by the Hay Group in 2014 and re-approved by the NACCO compensation committee in 2017. Based on this analysis, our Compensation

Committee sets a defined perquisite allowance for each senior management employee, other than Mr. Rankin, based on Hay point levels. These amounts are paid in cash ratably throughout the year.

(2)

The amounts shown include a 15% increase from the Hay-recommended long-term target award that the Compensation Committee applies each year to account for the immediately taxable nature of the Long-Term Equity Plan awards.

Target total compensation is supplemented by health and welfare benefits and retirement benefits, which consist of both (i) a qualified defined contribution plan and (ii) the Hamilton Beach Brands, Inc. Excess Retirement Plan (the “HBB Excess Plan”), a non-qualified defined contribution plan. Certain NEOs and other employees are also entitled to frozen pension benefits under the Hamilton Beach Brands, Inc. Pension Plan (the “HBB Pension Plan”). However, while Mr. Rankin participated in health and welfare benefits and retirement benefit plans of NACCO prior to the Spin-Off, he received more limited health and welfare benefits, and no retirement benefits, from Hamilton Beach Holding from the Spin-Off through December 31, 2018. In addition, the Compensation Committee may award discretionary cash and equity bonuses to employees, including the NEOs, although it rarely does so and did not do so for the NEOs in 2018.

Base Salary

For 2018, the Compensation Committee determined the base salary for the NEOs by taking into account their individual performance for 2017 and the relationship of their 2017 base salary to the new 2018 salary midpoint for their Hay point level. In general, base salaries are set between 80% and 120% of an employee’s salary midpoint.

The following table sets forth the salary midpoint, base salary and cash paid in lieu of perquisites determined for each NEO for 2018:

Named Executive Officer	2018 Salary Midpoint ($)	Base Salary for 2018 and as a Percentage of Salary Midpoint ($)(%)		Increase Compared to 2017 Base Salary (%)	Cash in Lieu of Perquisites ($)
Gregory H. Trepp (1)	$719,600	$700,000	97.28%	—	$34,992
Alfred M. Rankin, Jr. (1)	$400,000	$400,000	100%	—	$0
R. Scott Tidey	$410,700	$414,161	100.84%	3.6%	$19,992

(1)	Messrs. Trepp and Rankin received salary adjustments in September 2017 in conjunction with the Spin-Off. They did not receive additional salary increases for 2018.

Incentive Compensation

Overview. The Compensation Committee believes that a material percentage of the NEOs’ compensation should be contingent on the performance of Hamilton Beach Holding and/or the business unit for which they are responsible. However, for 2018, the incentive compensation of each of the NEOs was based solely on the performance of HBB. The Compensation Committee did not take the performance of KC into account when determining the incentive compensation benefits for any of our NEOs for 2018. In 2018, Messrs. Trepp and Tidey participated in the Short-Term Plan and the Long-Term Equity Plan (collectively, with the Long-Term Cash Plan, the “Incentive Plans”), while Mr. Rankin only participated in the Long-Term Equity Plan.

The performance criteria and target performance levels for the Incentive Plans are established within the Compensation Committee’s discretion, and are generally based on management’s recommendations as to the performance objectives of the Company or the particular business unit for the year. Three types of performance targets are used in the Incentive Plans:

•

Targets Based on Annual Operating Plans. Certain performance targets are based on forecasts contained in the 2018 annual operating plan (“AOP”). With respect to these targets, there is an expectation that these performance targets will be met during the year. If they are not, the participants will not receive all or a portion of the award that is based on these performance criteria. In 2018, the Compensation Committee set the financial performance targets under the Short-Term Plan against the 2018 AOP so that employees would receive an incentive payout if they achieved AOP results in the short-term. However, the entry level and maximum payment limits under the Short-Term Plan were set so that employees would not be over-compensated simply for meeting AOP results.

•

Targets Based on Long-Term Goals. Other performance targets are not based on the 2018 AOP. Rather, they are based on long-term goals established by the Compensation Committee. Because these targets are not based on the AOP, it is possible in any given year that the level of actual performance may be above or below the specified performance target for that year. Certain performance targets under the Long-Term Cash Plan and the Long-Term Equity Plan are examples of targets that are based on long-term corporate objectives. These targets represent performance that the Compensation Committee believes the Company should deliver over the long-term, not the performance that is expected in the current year or the near term.

•

Operating Profit Margin Over-Ride. The Compensation Committee approved an adjusted operating profit margin “over-ride” feature for each Incentive Plan for 2018. This feature provides for a reduction in the payouts otherwise determined under the pre-established performance targets under the Incentive Plans unless a separate adjusted operating profit margin target is achieved.

Incentive Compensation Tables. When reviewing the incentive compensation tables beginning on page 24, the following factors should be considered:

•

For 2018, the maximum awards under the Short-Term Plan may not exceed 150% of the target award level (or $2,500,000 per participant per year). The cash-denominated awards under the Long-Term Equity Plan may not exceed 150% of the target award level (or the greater of $12,000,000 and the fair market value of 500,000 shares of Class A Common, determined at the time of payment, per participant per year). None of the NEOs participated in the Long-Term Cash Plan for 2018.

•

The maximum award achievement percentages are based on the formulas contained in underlying performance guidelines adopted annually by the Compensation Committee for each Incentive Plan. The formulas do not provide for straight-line interpolation from the performance target to the maximum payment target.

•

Target awards for each executive are equal to a specified percentage of the executive’s 2018 salary midpoint, based on the number of Hay points assigned to the position and the appropriate level of incentive compensation targets recommended by the Hay Group and adopted by the Compensation Committee at that level. The Compensation Committee then increases the target awards under the Long-Term Equity Plan by 15% to account for the immediately taxable nature of the award.

•	The Incentive Plans each have a one-year performance period.

•	Final awards are determined after year-end by comparing actual performance to the pre-established performance targets that were set by the Compensation Committee.

•

The Compensation Committee, in its discretion, may decrease or eliminate awards. The Compensation Committee, in its discretion, may also increase awards and may approve the payment of awards where performance would otherwise not meet the minimum criteria set for payment of awards, although it rarely does so.

•

Short-Term Plan awards are paid annually in cash. Long-Term Equity Plan awards are paid annually in a combination of cash and restricted shares of Class A Common. Restricted shares issued to our NEOs under the Long-Term Equity Plan are subject to a ten-year holding period.

•	All NEO incentive awards are fully vested when granted.

Short-Term Incentive Compensation

Depending on the NEO’s position, the Short-Term Plan was designed to provide target short-term incentive compensation of between 50% and 90% of each participant’s 2018 salary midpoint. The following table shows the short-term target awards and payouts approved by the Compensation Committee for each NEO for 2018:

Named Executive Officer	(A) 2018 Salary Midpoint ($)	(B) Short-Term Plan Target as a % of Salary Midpoint (%)	(C) = (A) x (B) Short-Term Plan Target ($)	(D) Short-Term Plan Payout as % of Target (%)	(E) = (C) x (D) Short-Term Plan Payout ($)
Gregory H. Trepp	$719,600	90%	$647,640	64.6%	$418,375
Alfred M. Rankin, Jr.(1)	$400,000	—	—	—	—
R. Scott Tidey	$410,700	50%	$205,350	64.6%	$132,656

(1)	Mr. Rankin does not participate in the Short-Term Plan.

The following table shows the performance criteria established by the Compensation Committee to determine the final incentive compensation payments for 2018 under the Short-Term Plan:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
HBB Adjusted ROTCE (1)	20%	34.3%	26.0%	0.0%	0.0%
HBB Adjusted Net Income (2)	20%	$30,419,534	$28,083,490	65.0%	13.0%
HBB Adjusted Net Sales (2)	40%	$637,464,788	$633,771,555	94.5%	37.8%
HBB Adjusted Operating Profit Margin (2)	20%	7.0%	6.5%	68.8%	13.8%
Final Payout Percentage – HBB					64.6% (3)

(1)

HBB’s Return on Total Capital Employed (ROTCE) is defined as (i) Earnings Before Interest After-Tax after adjustments divided by (ii) Total Capital Employed after adjustments. Earnings Before Interest After-Tax is equal to the sum of interest expense, net of interest income, less 25% for taxes, plus consolidated net income from continuing operations. Total Capital Employed is equal to (i) the sum of the average debt and average stockholders’ equity less (ii) average consolidated cash. Average debt, stockholders’ equity and consolidated cash are calculated by taking the sum of the balance at the beginning of the year and the balance at the end of each of the next twelve months divided by thirteen. ROTCE is calculated using average debt, average stockholders’ equity and average cash based on the sum of the balance at the beginning of the year and the balance at the end of each quarter divided by five, which is then adjusted for any non-recurring or special items. Following (dollar amounts in thousands) is the calculation of HBB’s adjusted 2018 consolidated ROTCE for purposes of determining payouts under the Short-Term Plan for 2018:

2018 HBB Net Income	$27,693
Plus: Adjustments to Net Income	$390
Plus: 2018 Interest expense, net	$2,994
Less: Income taxes on 2018 interest expense	$(748)

Adjusted Earnings Before Interest After-Tax	$30,329

2018 Average stockholders’ equity (12/31/2017 and each of 2018’s quarter ends)	$41,663
Plus: Adjustments to Total Capital Employed	$3,697
2018 Average debt (12/31/2017 and each of 2018’s quarter ends)	$73,537
Less: 2018 Average cash (12/31/2017 and each of 2018’s quarter ends)	$(2,129)

Total Capital Employed	$116,768
HBB Adjusted Consolidated ROTCE	25.97%

Adjustments to the ROTCE calculation are for non-recurring or special items that were established by the Compensation Committee at the time the ROTCE targets were set, including eliminating from all amounts used in the calculation the after-tax expenses relating to any acquisition or disposition, whether in progress or successful. For 2018, additional adjustments related to (i) the effect of the Tax Cuts and Jobs Act tax reform legislation; and (ii) the after-tax impact of the following costs or expenses, were made only if they were in excess of the amounts included in the 2018 AOP:

•	any tangible or intangible asset impairment;
•	restructuring costs including reduction in force and inventory liquidation charges;
•	certain patent infringement and other litigation and settlement costs;
•	environmental expenses, asset retirement obligations, product recall and early lease termination expenses;
•	refinancing and similar charges, costs relating to repatriating foreign earnings and pension settlement charges;
•	costs relating to valuation allowances against deferred tax assets; and
•	costs relating to changes in laws and regulations.

The Compensation Committee determined that these items were incurred in connection with improving our operations and, as a result, these items should not adversely affect incentive payments, as the actions or events were beneficial or were generally not within the employees’ control.

(2)

In calculating the final performance results, adjustments were made for various items incurred in connection with improving operations, consistent with the adjustments listed for the ROTCE calculation in Note (1) above.

(3)

An additional performance target continued to apply to the Short-Term Plan for 2018. Unless HBB’s Adjusted Operating Profit Margin exceeded 4% for the year, the final payout percentage under the plan would be reduced by up to 40% from the amount otherwise determined under the formula shown above. This target acts as an additional control which reflects the Compensation Committee’s view that full incentive compensation payments should not be paid if HBB does not meet a minimum Operating Profit Margin threshold for the year. Because HBB’s Adjusted Operating Profit Margin exceeded 4% in 2018, no reduction occurred.

Long-Term Incentive Compensation

In General. The purpose of our long-term incentive compensation plans is to enable senior management employees to accumulate capital through managerial performance, which the Compensation Committee believes contributes to the future success of our business. Our long-term incentive plans require long-term commitment on the part of our senior management employees, and cash withdrawals or stock sales are generally not permitted for a number of years. Rather, the awarded amount is effectively invested in the Company for an extended period which strengthens the tie between stockholders’ and the NEOs’ long-term interests.

Those individual NEOs who have a greater impact on our long-term strategy receive a higher percentage of their compensation as long-term compensation. In general, the Compensation Committee does not consider an NEO’s long-term incentive award for prior periods when determining the value of a long-term incentive award for the current period because it considers those prior awards to represent compensation for past services. In 2018, all senior executives in the U.S., including all of the NEOs, participated in our Long-Term Equity Plan. All non-U.S. senior management employees continued to participate in the Long-Term Cash Plan. Messrs. Trepp and Tidey continue to maintain outstanding awards under the Long-Term Cash Plan that will be paid in future years.

Depending on the NEO’s position, the long-term plans were designed to provide target long-term incentive compensation of between 70% and 170% of the NEO’s 2018 salary midpoint (increased by 15% for participants in the Long-Term Equity Plan as described below). The table below shows the long-term target awards and payouts approved by the Compensation Committee for each NEO for 2018:

Named Executive Officer	(A) 2018 Salary Midpoint ($)	(B) Long-Term Plan Target as a % of Salary Midpoint (%)(1)	(C) = (A) x (B) Long-Term Plan Target ($)(1)	(D) Long-Term Plan Payout as % of Target (%)(2)	(E) = (C) x (D) Cash Denominated Long-Term Plan Payout ($)(3)	(F) Fair Market Value of Long- Term Plan Payout ($)(3)
Gregory H. Trepp	$719,600	195.5%	$1,406,818	96.5%	$1,357,579	$1,378,290
Alfred M. Rankin, Jr	$400,000	172.5%	$690,000	96.5%	$665,850	$676,008
R. Scott Tidey	$410,700	80.5%	$330,614	96.5%	$319,042	$323,909

(1)

The target percentages under the Long-Term Equity Plan include a 15% increase from the Hay-recommended long-term target award that the Compensation Committee applies each year to account for the immediately taxable nature of the Long-Term Equity Plan awards.

(2)	Refer to the table below for detailed calculations of the 2018 payout percentage for the Long-Term Equity Plan.

(3)

Awards under the Long-Term Equity Plan are initially denominated in dollars. The amounts shown in columns (C) and (E) reflect the dollar-denominated target and actual awards. This is the amount that is used by the Compensation Committee when analyzing the total compensation of the NEOs. The dollar-denominated awards are then paid to the participants in a combination of cash (approximately 35%) and restricted shares (approximately 65%). The number of shares issued to a participant for an award is determined by taking the dollar amount of the stock component of the award and dividing it by the formula share price. The formula share price is generally calculated as the lower of the average share price during the 2018 performance year or the preceding calendar year (2017). For 2018 awards, however, a modified calculation is required to determine the formula share price as a result of the Spin-Off and the fact that our Class A Common shares did not begin trading until September 30, 2017. The Compensation Committee defined the formula share price for the 2018 awards as the lower of (i) the average of our Class A Common share price for 2018, which was $24.392, or (ii) $24.66, which was determined by taking our allocable portion of the value for the average share price of a hypothetical “Hamilton Beach Holding/NACCO composite” share for 2017. The amount shown in column (F) is the sum of (i) the cash distributed and (ii) the grant date fair value of the stock that was distributed for the 2018 long-term award. This amount is computed in accordance with FASB ASC Topic 718. See Note (12) to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for more information regarding the accounting treatment of our equity awards. This is the same amount that is disclosed in the Summary Compensation Table on page 17. The shares were valued on the date on which the award was approved by the Compensation Committee. The difference in the amounts disclosed in columns (E) and (F) is due to the fact that the value shown in Column (E) was calculated using the formula share price of $24.392 (explained above), while the grant date fair value in Column (F) was calculated using $24.965, which is the average of the high and low share price on the date the shares were granted. As required under the Long-Term Equity Plan, at the time the stock award was issued, the NEOs each surrendered a portion of their shares to pay for additional tax withholding obligations associated with the award.

Long-Term Equity Plan.

Target awards under the Long-Term Equity Plan are initially expressed in a dollar amount equal to a percentage of the participant’s salary midpoint based on the number of Hay points assigned to the executive’s position and the long-term incentive compensation targets for that Hay point level recommended by the Hay Group and adopted by the Compensation Committee. The Compensation Committee then increases these amounts by 15% to account for the immediately taxable nature of the equity awards.

Approximately 65% of the awards are distributed in shares of restricted stock and the remaining 35% is distributed in cash to approximate initially the income tax withholding obligation for the stock. The actual number of shares of stock issued is determined by taking the dollar value of the stock component of the award and dividing it by a formula share price. For this purpose, the formula share price is calculated as the lesser of:

•

The average closing price of a share of our Class A Common on the NYSE at the end of each week during the calendar year preceding the performance year (or such other previous calendar year as determined by the Compensation Committee no later than the 90th day of the performance period); or

•	The average closing price of a share of our Class A Common on the NYSE at the end of each week during the performance period.

However, for 2018 awards, a modified formula share price was established as a result of the impact of the Spin-Off. See Note (3) to the Long-Term Incentive Compensation table on page 25.

Award shares under the Long-Term Equity Plan are fully vested when granted, and the participants have all of the rights of a stockholder, including the right to vote and receive dividends upon receipt of the shares. The full amount of the award, including the fair market value of the restricted shares on the date of grant, is fully taxable to the participant. Award shares issued under the Long-Term Equity Plan have a holding period of three, five or ten years, as determined by the Compensation Committee. The ten-year holding period applies to award shares issued to our NEOs. The transfer restrictions lapse earlier in the event of (i) the participant’s death or permanent disability; or (ii) a period of three years from the date of retirement (or earlier with the approval of the Compensation Committee). The Compensation Committee has the right to release the restrictions at an earlier date, but rarely does so except in the case of the release of a limited number of shares for the payment of educational and medical expenses or home purchases, as permitted under the terms of the plan. No early release requests were made by or granted to the NEOs in 2018.

Any gain participants realize in the long-run from awards issued under the Long-Term Equity Plan depends on what management does to drive the financial performance of the Company and increase the stock price. This is because the restricted shares awarded under the plan generally may not be transferred for a period of up to ten years, as determined by the Compensation Committee, following the last day of the award year. During the holding period, the ultimate value of the shares is subject to change based on the value of the shares of Class A Common. The value of the award is enhanced as the value of the stock increases or is reduced as the value of the stock decreases. Thus, the awards provide the executives with an incentive over the holding period to increase the value of the Company, which is expected to lead to long-term return to stockholders. The Compensation Committee believes that this encourages our executives to maintain a long-term focus on our profitability, which is also in the Company’s best interests.

As a result of the annual equity grants under the Long-Term Equity Plan and the corresponding transfer restrictions, the number of shares of Class A Common that an executive holds generally increases each year. Consequently, these executives will continue to have or accumulate exposure to long-term performance notwithstanding any short-term changes in the price of shares of Class A Common. This increased exposure strongly aligns the long-term interests of the NEOs with those of other stockholders.

The following table shows the performance criteria established by the Compensation Committee to determine final incentive compensation payments for 2018 under the Long-Term Equity Plan:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
HBB Adjusted Net Sales (1)	50%	—	—	105.3%	52.7%
HBB Adjusted Operating Profit Margin (1)	50%	—	—	87.5%	43.8%
Final Payout Percentage					96.5% (2)

(1)

The Compensation Committee only uses two financial metrics under the Long-Term Equity Plan – net sales and operating profit margin. The use of these metrics reflects our focus on increasing profitability at HBB over the long-term. We do not disclose the HBB net sales or operating profit margin targets or results because they would reveal competitively sensitive long-term financial information, as well as our long-range business plans, to our competitors. The Compensation Committee believed HBB could meet both the 2018 sales target and operating profit margin target. In calculating the final performance results, adjustments were made for various items incurred in connection with improving operations, consistent with the adjustments listed in Note (1) to the Short-Term Plan table on page 24.

(2)

The additional Adjusted Operating Profit Margin performance target described in Note (3) to the Short-Term Plan table on page 24 also applied to the Long-Term Equity Plan in 2018. As stated therein, because HBB’s Adjusted Operating Profit Margin exceeded the 4% threshold, Long-Term Equity Plan payouts were not reduced for 2018.

Discretionary Restricted Stock Awards. Hamilton Beach Holding also maintains the Hamilton Beach Brands Holding Company Supplemental Executive Long-Term Incentive Bonus Plan, which gives the Compensation Committee the flexibility to provide additional discretionary equity compensation. The Compensation Committee did not grant any awards under this plan for services performed in 2018.

Outstanding Equity Awards at 2018 Fiscal Year-End

Each NEO participated in the Long-Term Equity Plan in 2018. Awards are based on one-year performance periods and are immediately vested and paid when approved by the Compensation Committee. Therefore, no equity awards remained outstanding at year-end for the fiscal year ended December 31, 2018.

Other Compensation of Named Executive Officers

Discretionary Cash Bonuses. The Compensation Committee has the authority to grant, and has from time to time granted, discretionary cash bonuses to employees, including the NEOs, in addition to the incentive compensation described above. The Compensation Committee uses discretionary cash bonuses to reward substantial achievement or superior service, particularly when such achievement or service is not reflected in the performance criteria established under the incentive plans. No discretionary cash bonuses were awarded to the NEOs for 2018 performance.

Retirement Plans. The material terms of the various retirement plans are described below.

We no longer provide any defined benefit pensions to any employees, including the NEOs. Prior to 1997, Mr. Tidey earned a cash balance pension benefit under the HBB Pension Plan. Benefits under the HBB Pension Plan are now frozen, except that frozen cash balance accounts continue to earn interest. Mr. Tidey is 100% vested in his pension benefits and may take a distribution of his cash balance benefits at any time following his termination of employment. Messrs. Rankin and Trepp never participated in any of our frozen pension plans.

Mr. Rankin received defined contribution retirement benefits from NACCO prior to the Spin-Off, but he does not participate in any of our retirement plans. We provide our other full-time employees (including Messrs. Trepp and Tidey) with defined contribution retirement benefits. The benefits that are provided to the NEOs and other executive officers of the Company are provided under a combination of a qualified retirement plan and the HBB Excess Plan, while the benefits that are provided to other employees are provided only under the qualified plan. The HBB Excess Plan provides retirement benefits that would have been provided under the qualified plan, but that cannot be provided due to federal tax law limits and non-discrimination requirements.

Our active retirement plans provide the following three types of benefits: (i) employee deferrals of up to 25% of compensation; (ii) “safe harbor” employer contributions equal to 3% of compensation; and (iii) profit sharing benefits. The compensation that is taken into account under our plans generally includes base salary, overtime and other similar items of compensation required to be reported on a Form W-2 but excludes most other forms of compensation including long-term incentive compensation and other bonus or discretionary payments. However, short-term incentive payments and other annual bonuses are included solely for purposes of calculating profit sharing benefits.

The profit sharing formula is based on a specified percentage of compensation that also takes into account the employee’s age and Company performance for the year. If the Company performs well, the amount of the profit sharing contribution increases. As applied to the NEOs in 2018, the range of profit sharing contributions were (1) between 5.30% and 10.85% (for Mr. Trepp) and between 4.40% and 9.00% (for Mr. Tidey) of all eligible compensation and (2) 5.7% of eligible compensation in excess of the Social Security Wage Base for the year.

The NEOs are each 100% vested in their retirement benefits. Benefits under the qualified plan are payable at any time following a termination of employment. Participants have the right to invest their qualified plan account balances among various investment options that are offered by the plan’s trustee. Participants can elect various forms of payment including lump sum distributions and installments.

Under the HBB Excess Plan:

•

participants’ account balances, other than excess profit sharing benefits, are credited with interest during the year based on the rate of return of the Vanguard RST fixed income fund, which is one of the investment funds under the qualified plan (14% maximum); however, no interest is credited on excess profit sharing benefits;

•

the amounts credited under the HBB Excess Plan each year are paid prior to March 15th of the following year to avoid regulatory complexities and eliminate the risk of non-payment to the executives based on the unfunded nature of the HBB Excess Plan; and

•	the amounts credited under the HBB Excess Plan are increased by 15% to reflect the immediately taxable nature of the payments.

Other Benefits. All salaried U.S. employees, including the NEOs (other than Mr. Rankin, who received limited welfare benefits from us after the Spin-Off and through 2018), generally participate in a variety of health and welfare benefit plans that are designed to enable us to attract and retain our workforce in a competitive marketplace.

Perquisites and Other Personal Benefits. Although we provide limited perquisites and other personal benefits to certain executives, we do not believe these perquisites and other personal benefits constitute a material component of the executive officer’s compensation package. The modest amount of cash paid to the NEOs in lieu of perquisites in 2018 is separately disclosed in the table on page 21 and the limited non-cash perquisites are disclosed in Note (5) to the Summary Compensation Table on page 18.

No Individual Employment or Severance Agreements. During 2018, none of the NEOs had an employment agreement that provides for a fixed period of employment, fixed positions or duties, or for a fixed base salary or actual or target incentive bonus.

Upon an NEO’s termination of employment for any reason, the NEOs (and all other employees) are entitled to:

•	amounts earned during their term of employment, including earned but unpaid salary and accrued but unused vacation pay; and

•	benefits that are provided under the retirement plans, Incentive Plans and HBB Excess Plan that are further described in this Proxy Statement.

There are no individual severance contracts with any of the NEOs. Upon termination of employment in certain circumstances and in accordance with the terms of the plans, the NEOs are only entitled to severance pay and continuation of certain health benefits provided under broad-based severance pay plans that are generally available to all salaried employees that provide benefits for a stated period of time based on length of service, with various maximum time periods. The Compensation Committee will consider the facts and circumstances of a NEO’s separation to determine whether any material severance payment that is in excess of the amount the NEO is otherwise entitled to receive under the broad-based severance plans is appropriate.

Limited Change in Control Benefits for All Employees. In order to advance the compensation objective of attracting, retaining and motivating qualified management, the Compensation Committee believes that it is appropriate to provide limited change in control protections to the NEOs and other employees. NEOs have the same protections as other senior management employees. In the event of a change in control, employees are provided:

•	the payment of vested awards for prior years under the Long-Term Cash Plan that have been earned but not yet paid; and

•	the payment of a pro-rata target award under the current year’s Incentive Plans.

Importantly, these change in control provisions are not employment agreements and do not guarantee employment for any of the executives for any period of time. In addition, none of the change in control payments will be “grossed up” for any excise taxes imposed on the executives as a result of the receipt of payments upon a change in control.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally provides that a publicly traded company may not deduct compensation of more than $1 million per person that is paid in the year to a company’s chief executive officer or current or former other named executive officers. However, in the case of tax years commencing before 2018, the statute exempted qualifying “performance-based” compensation from the deduction limit if certain requirements were met. Section 162(m) was amended by the Tax Cuts and Jobs Act of 2017, for tax years beginning after December 31, 2017, to expand the group of current and former executive officers who may be covered by the 162(m) deduction limit and to eliminate the exemption for performance-based compensation, other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017.

As part of its role, the Compensation Committee continues to consider in very general terms the deductibility of the compensation it awards. However, it did not consider in any substantial way any specific quantification of potential deductibility or potential lost deductibility when making its 2018 compensation decisions. Therefore, the Committee maintains the flexibility to compensate executive officers based on an overall determination of what it believes is in the best interests of the Company and its stockholders, even if all or a portion of the compensation is determined not be deductible under applicable law. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully.

Executive Compensation Program for 2019

Our executive compensation program for 2019 will be structured in a manner similar to our 2018 program. Principle changes for 2019 include (1) modifications to salary midpoints and base salaries in view of internal considerations as well as marketplace practice as reflected in analyses, general survey data relating to salary trends and the recommendations of the Hay Group based on an updated General Industrial survey and (2) changes to certain performance measures, weightings and/or targets for the Incentive Plans based on management recommendations as to the performance objectives of our business for 2019.

We previously announced that Mr. Rankin retired from his position as the Executive Chairman of the Company effective December 31, 2018 and became the non-executive Chairman of the Board effective January 1, 2019. In that director role, he will receive an annual retainer of $250,000 ($150,000 of which will be paid in restricted shares of Class A Common). In order to facilitate a smooth transition after Mr. Rankin’s retirement from the Company, the Company and Mr. Rankin also entered into a consulting agreement independent of his continuing role as the non-executive Chairman of the Board. Pursuant to the consulting agreement, Mr. Rankin will support the President and CEO of the Company, commencing January 1, 2019. In this consulting role, he will receive a monthly consulting fee of $41,666.67. Mr. Rankin will have the sole discretion to determine the work schedule and the manner in which the consulting services are performed, but in no event will he be required to perform services under the consulting agreement in excess of twenty hours per month. The consulting agreement will continue in effect until January 1, 2020, at which time it will automatically be renewed for successive one year periods unless either party provides written notice of non-renewal to the other party at least thirty days prior to the expiration of the initial term of the agreement or any renewal term.

For 2019, the Compensation Committee again designated eligible senior management employees in the U.S., including the NEOs, as participants in the Long-Term Equity Plan, while eligible senior management employees outside the U.S. will remain participants in the Long-Term Cash Plan.

PART IV - OTHER IMPORTANT INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and the NYSE. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

Based upon the review of the copies of Section 16(a) forms received by us, and upon written representations from reporting persons concerning the necessity of filing a Form 5 Annual Statement of Changes in Beneficial Ownership, we believe that, during 2018, all filing requirements applicable for reporting persons were met, except for the late reporting of gifts by David F. Taplin to a charitable institution totaling 378 shares of Class A Common, all of which were reported on a Form 4 filed on October 2, 2018.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the information as of December 31, 2018 with respect to our compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Class A Shares:	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	N/A	910,666
Equity compensation plans not approved by security holders	0	N/A	0

Total	0	N/A	910,666

Class B Shares:
Equity compensation plans approved by security holders	0	N/A	0
Equity compensation plans not approved by security holders	0	N/A	0

Total	0	N/A	0

BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON STOCK

Set forth in the following tables is the indicated information as of February 28, 2019 (except as otherwise indicated) with respect to (1) each person who is known to us to be the beneficial owner of more than five percent of the Class A Common, (2) each person who is known to us to be the beneficial owner of more than five percent of the Class B Common, and (3) the beneficial ownership of Class A Common and Class B Common by our directors, director nominees, NEOs and all of our executive officers, directors and director nominees as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.

Holders of shares of Class A Common and Class B Common are entitled to different voting rights with respect to each class of stock. Each share of Class A Common is entitled to one vote per share. Each share of Class B Common is entitled to ten votes per share. Holders of Class A Common and holders of Class B Common generally vote together as a single class on matters submitted to a vote of our stockholders. Shares of Class B

Common are convertible into shares of Class A Common on a one-for-one basis, without cost, at any time at the option of the holder of the Class B Common.

Amount and Nature of Beneficial Ownership

Class A Common Stock

Name	Title of Class	Sole Voting or Investment Power	Shared Voting or Investment Power		Aggregate Amount		Percent of Class

FMR LLC (1) 245 Summer Street Boston, MA 02210	Class A	85,795	—		817,805		8.66%
Dimensional Fund Advisors LP (2) 6300 Bee Cave Road Austin, Texas 78746	Class A	738,167	—		738,167		7.81%
Zuckerman Investment Group, LLC (3) 155 N. Wacker Drive Suite 1700 Chicago, IL 60606	Class A	—	656,151		656,151		6.94%
BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	Class A	510,946	—		510,946		5.41%
Mark R. Belgya (5)	Class A	4,410	—		4,410		*	*
J.C. Butler, Jr. (5)	Class A	78,858	1,287,955	(6)	1,366,813	(6)	14.47%
Paul D. Furlow	Class A	—	—		—		*	*
John P. Jumper (5)	Class A	11,378	—		11,378		*	*
Dennis W. LaBarre (5)	Class A	22,079	—		22,079		*	*
Michael S. Miller (5)	Class A	6,484	—		6,484		*	*
Alfred M. Rankin, Jr. (7)	Class A	382,268	1,288,140	(7)	1,670,408	(7)	17.68%
Roger F. Rankin (5)	Class A	197,996	1,223,658	(8)	1,421,654	(8)	15.05%
Thomas T. Rankin (5)	Class A	150,375	1,214,288	(9)	1,364,663	(9)	14.44%
James A. Ratner (5)	Class A	21,239	—		21,239		*	*
David F. Taplin (5)	Class A	38,897	100		38,997		*	*
Gregory H. Trepp	Class A	36,176	—		36,176		*	*
R. Scott Tidey	Class A	8,501	—		8,501		*	*
All executive officers, directors and director nominees as a group (18 persons)	Class A	974,803	1,382,143	(10)	2,356,946	(10)	24.94%

** Less than 1.0%.

(1)

A Schedule 13G/A filed with the SEC with respect to Class A Common on January 10, 2019 reported that FMR LLC may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser.

(2)

A Schedule 13G/A filed with the SEC with respect to Class A Common on February 8, 2019 reported that Dimensional Fund Advisors LP (“Dimensional”) may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as an investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (the “Dimensional Funds”), which own the shares of

Class A Common. In its role as investment adviser or manager, Dimensional possesses the sole power to vote 716,633 shares owned by the Dimensional Funds of Class A Common and the sole power to invest 738,167 shares of Class A Common owned by the Dimensional Funds. However, all shares of Class A Common reported above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of all such shares.

(3)

A Schedule 13G/A filed with the SEC with respect to Class A Common on February 13, 2019 reported that Zuckerman Investment Group, LLC may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser.

(4)

A Schedule 13G filed with the SEC with respect to Class A Common on February 8, 2019 reported that BlackRock, Inc. may be deemed to beneficially own the shares of Class A Common reported above as a result of being the parent holding company of several subsidiaries (“BlackRock Subsidiaries”) that acquired Class A Common. BlackRock, Inc. possesses the sole power to vote 489,947 shares owned by BlackRock Subsidiaries of Class A Common and the sole power to invest 510,946 shares of Class A Common owned by BlackRock Subsidiaries.

(5)

Pursuant to our Non-Employee Directors’ Plan, each current non-employee director has the right to acquire additional shares of Class A Common within 60 days after February 28, 2019. The shares each non-employee director has the right to receive are not included in the table because the actual number of additional shares will be determined on April 1, 2019 by taking the amount of such director’s quarterly retainer required to be paid in shares of Class A Common plus any voluntary portion of such director’s quarterly retainer, if so elected, divided by the average of the closing price per share of Class A Common on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on March 31, 2019.

(6)

As a result of J.C. Butler, Jr. holding through his trust, of which he is trustee, partnership interests in Rankin Associates II, L.P. (“Rankin II”), Mr. Butler may be deemed to beneficially own, and share the power to dispose, of 338,295 shares of Class A Common held by Rankin II; however, Mr. Butler disclaims beneficial ownership of 330,456 shares of Class A Common held by Rankin II in excess of his pecuniary interest in the entity. Mr. Butler’s spouse is a member of Rankin Associates I, L.P. (“Rankin I”) and Rankin Associates IV, L.P. (“Rankin IV”); therefore, Mr. Butler may be deemed to share beneficial ownership of 872,371 shares of Class A Common held by Rankin I and Rankin IV; he disclaims all interest in such shares. In addition, Mr. Butler may be deemed to share with his spouse voting and investment power over 77,289 shares of Class A Common beneficially owned by his spouse; he disclaims all interest in such shares. Mr. Butler disclaims all interest in 8,010 shares of Class A Common held in trust for the benefit of his children and for which he is the trustee and has sole power to vote and dispose of the shares.

(7)

Mr. Alfred M. Rankin, Jr. may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I. Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. Mr. Rankin, therefore, may be deemed to beneficially own, and shares the power to vote and dispose of, 472,371 shares of Class A Common held by Rankin I, 338,295 shares of Class A Common held by Rankin II and 400,000 shares of Class A Common held by Rankin IV. Included in the table above for Mr. Rankin are 1,288,140 shares of Class A Common held by (a) members of Mr. Rankin’s family, (b) trusts for the benefit of members of Mr. Rankin’s family, and (c) Rankin I, Rankin II and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

(8)

Roger F. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I. Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. Mr. Rankin, therefore, may be deemed to beneficially own, and shares the power to vote and dispose of, 472,371 shares of Class A Common held by Rankin I, 338,295 shares of Class A Common held by Rankin II and 400,000 shares of Class A Common held by Rankin IV. Included in the table above for Mr. Rankin are 1,223,658 shares of Class A Common held by (a) members of Mr. Rankin’s family, (b) trusts for the benefit of members of Mr. Rankin’s family, and (c) Rankin I, Rankin II and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

(9)

Thomas T. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I. Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. Mr. Rankin, therefore, may be deemed to beneficially own, and shares the power to vote and dispose of, 472,371 shares of Class A Common held by Rankin I, 338,295 shares of Class A Common held by Rankin II and 400,000 shares of Class A Common held by Rankin IV. Included in the table above for Mr. Rankin are 1,214,288 shares of Class A Common held by (a) members of Mr. Rankin’s family, and (b) Rankin I, Rankin II and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

(10)

The aggregate amount of Class A Common beneficially owned by all executive officers, directors and director nominees and the aggregate amount of Class A Common beneficially owned by all executive officers, directors and director nominees as a group for which they have shared voting or investment power include the shares of Class A Common of which: (i) Mr. A. Rankin has disclaimed beneficial ownership in note (7) above; (ii) Mr. Butler has disclaimed beneficial ownership in note (6) above; (iii) Mr. R. Rankin has disclaimed beneficial ownership in note (8) above; and (iv) Mr. T. Rankin has disclaimed beneficial ownership in note (9) above. As described in note (5) above, the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group as set forth in the table above does not include shares that the non-employee directors have the right to acquire within 60 days after February 28, 2019 pursuant to the Non-Employee Directors’ Plan.

Class B Common Stock

Name	Title of Class	Sole Voting or Investment Power	Shared Voting or Investment Power		Aggregate Amount		Percent of Class
Clara Taplin Rankin, et al. (1) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—	—		3,266,335		73.97%
Beatrice B. Taplin Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	102,822	399,218	(2)	502,040	(2)	11.37%
Rankin Associates I, L.P. 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124 (3)	Class B	—	—		472,371	(3)	10.70%
Rankin Associates IV, L.P. 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124 (4)	Class B	—	—		400,000	(4)	9.06%
Zuckerman Investment Group, LLC (5) 155 N. Wacker Drive Suite 1700 Chicago, IL 60606	Class B	—	338,171		338,171		7.66%
Rankin Associates II, L.P. 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124 (6)	Class B	—	—		338,295	(6)	7.66%
Mark R. Belgya	Class B	—	—		—		**
J.C. Butler, Jr.	Class B	74,448	1,287,955	(7)	1,362,403	(7)	30.85%
Paul D. Furlow	Class B	—	—		—		**
John P. Jumper	Class B	6,968	—		6,968		**
Dennis W. LaBarre	Class B	17,669	—		17,669		**
Michael S. Miller	Class B	—	—		—		**
Alfred M. Rankin, Jr.	Class B	359,013	1,288,140	(8)	1,647,153	(8)	37.30%
Roger F. Rankin	Class B	193,586	1,223,658	(9)	1,417,244	(9)	32.10%
Thomas T. Rankin	Class B	145,965	1,214,288	(10)	1,360,253	(10)	30.81%
James A. Ratner	Class B	12,272	—		12,272		**
David F. Taplin	Class B	34,865	100		34,965		**
Gregory H. Trepp	Class B	—	—		—		**
R. Scott Tidey	Class B	—	—		—		**
All executive officers, directors and director nominees as a group (18 persons)	Class B	844,787	1,382,143	(11)	2,226,930	(11)	50.43%

** Less than 1.0%.

(1)

A Schedule 13D/A filed with the SEC with respect to Class B Common on February 14, 2019 (the “Stockholders’ 13D/A”) reported that, except for Hamilton Beach Holding, including in its capacity as depository, the signatories to the stockholders’ agreement, together in certain cases with trusts and custodianships, which are referred to collectively as the Signatories, may be deemed to be a “group” as defined under the Exchange Act, and therefore may be deemed as a group to beneficially own all of the Class B Common subject to the stockholders’ agreement, which is an aggregate of 3,266,335 shares. The stockholders’ agreement requires that each Signatory, prior to any conversion of such Signatory’s shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. The shares of Class B Common subject to the stockholders’ agreement constituted 73.97% of the Class B Common outstanding on February 28, 2019 or 60.93% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the stockholders’ agreement. Under the stockholders’ agreement, Hamilton Beach Holding may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The stockholders’ agreement does not restrict in any respect how a Signatory may vote such Signatory’s shares of Class B Common.

(2)

A Schedule 13G/A filed with the SEC with respect to Class B Common on February 14, 2019 reported that Beatrice B. Taplin may be deemed to beneficially own the shares of Class B Common reported above. Ms. Taplin may be deemed to share with the other members of Abigail II LLC voting and investment power over the 349,100 shares of Class B Common held by Abigail II LLC. In addition, Ms. Taplin may be deemed to beneficially own 50,118 shares held in trust for the benefit of her grandchildren. Ms. Taplin disclaims beneficial ownership of 4,500 shares of Class B Common in excess of her pecuniary interest in Abigail II LLC.

(3)

A Schedule 13D filed with the SEC with respect to Class B Common on October 6, 2017 reported that Rankin I and the trusts holding limited partnership interests in Rankin I may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 472,371 shares of Class B Common held by Rankin I. Although Rankin I holds the 472,371 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I. The Stockholders 13D/A reported that the Class B Common beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders’ agreement.

(4)

A Schedule 13D filed with the SEC with respect to Class B Common on October 6, 2017 reported that Rankin IV and the trusts holding limited partnership interests in Rankin IV may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 400,000 shares of Class B Common held by Rankin IV. Although Rankin IV holds the 400,000 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of the holders of more than 75% of all of the partnership interests of Rankin IV. The Stockholders 13D/A reported that the Class B Common beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders’ agreement.

(5)

A Schedule 13G/A filed with the SEC with respect to Class B Common on February 13, 2019 reported that Zuckerman Investment Group, LLC may be deemed to beneficially own the shares of Class B Common reported above as a result of being an investment adviser.

(6)

A Schedule 13D filed with the SEC with respect to Class B Common on February 14, 2018 reported that Rankin II and the trusts holding limited partnership interests in Rankin II may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 338,295 shares of

Class B Common held by Rankin II. Although Rankin II holds the 338,295 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin II, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin II. Each of the trusts holding general and limited partnership interests in Rankin II share with each other the power to dispose of such shares. Under the terms of the Limited Partnership Agreement of Rankin II, Rankin II may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin II and the consent of the holders of more than 75% of all of the partnership interests of Rankin II. The Stockholders 13D/A reported that the Class B Common beneficially owned by Rankin II and each of the trusts holding limited partnership interests in Rankin II is also subject to the stockholders’ agreement.

(7)

As a result of J.C. Butler, Jr. holding through his trust, of which he is trustee, partnership interests in Rankin II, Mr. Butler may be deemed to beneficially own, and share the power to dispose of, 338,295 shares of Class B Common held by Rankin II; however, Mr. Butler disclaims beneficial ownership of 330,456 shares of Class B common stock held by Rankin II in excess of his pecuniary interest in the entity. Mr. Butler’s spouse is a member of Rankin I and Rankin IV; therefore, Mr. Butler may be deemed to share beneficial ownership of 872,371 shares of Class B Common held by Rankin I and Rankin IV; he disclaims all interest in such shares. In addition, Mr. Butler may be deemed to share with his spouse voting and investment power over 77,289 shares of Class B Common beneficially owned by his spouse; he disclaims all interest in such shares. Mr. Butler disclaims all interest in 8,010 shares of Class B Common held in trust for the benefit of his children and for which he is the trustee and has sole power to vote and dispose of the shares. The Stockholders 13D/A reported that the Class B Common beneficially owned by J.C. Butler, Jr. is subject to the stockholders’ agreement.

(8)

As a result of Alfred M. Rankin, Jr. holding through his trust, of which he is trustee, partnership interests in Rankin I, Mr. Rankin may be deemed to beneficially own, and share the power to dispose of, 472,371 shares of Class B Common held by Rankin I. Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. As a result, the group consisting of Mr. Rankin, the other general and limited partners of Rankin II and Rankin II may be deemed to beneficially own, and share the power to vote and dispose of, 338,295 shares of Class B Common held by Rankin II. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. As a result, the group consisting of Mr. Rankin, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 400,000 shares of Class B Common held by Rankin IV. Included in the table above for Mr. Rankin are 1,288,140 shares of Class B Common held by (a) members of Mr. Rankin’s family, (b) trusts for the benefit of members of Mr. Rankin’s family and (c) Rankin I, Rankin II and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D/A reported that the Class B Common beneficially owned by Alfred M. Rankin, Jr. is subject to the stockholders’ agreement.

(9)

Roger F. Rankin may be deemed to be a member of the group described in note (6) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. Rankin may be deemed to be a member of the groups described in notes (3) and (4) above, as defined under the Exchange Act, as a result of partnership interests in Rankin I and Rankin IV. Mr. Rankin, therefore, may be deemed to beneficially own, and share the power to vote and dispose of, 472,371 shares of Class B Common held by Rankin I, 338,295 shares of Class B Common held by Rankin II and 400,000 shares of Class B Common held by Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I, Rankin II and Rankin IV and each of the trusts holding limited partnership interests in Rankin I, Rankin II and Rankin IV is also subject to the stockholders’ agreement. Included in the table above for Mr. Rankin are 1,223,658 shares of Class B Common held by (a) members of Mr. Rankin’s family, (b) trusts for the benefit of members of Mr. Rankin’s family and (c) Rankin I, Rankin II and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D/A reported that the Class B Common beneficially owned by Roger F. Rankin is subject to the stockholders’ agreement.

(10)

Thomas T. Rankin may be deemed to be a member of the group described in note (6) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. Rankin may be deemed to be a member of the groups described in notes (3) and (4) above, as defined under the Exchange Act, as a result of partnership interests in Rankin I and Rankin IV. Mr. Rankin, therefore, may be deemed to beneficially own, and share the power to vote and dispose of, 472,371 shares of Class B Common held by Rankin I, 338,295 shares of Class B Common held by Rankin II and 400,000 shares of Class B Common held by Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I, Rankin II and Rankin IV and each of the trusts holding limited partnership interests in Rankin I, Rankin II and Rankin IV is also subject to the stockholders’ agreement. Included in the table above for Mr. Rankin are 1,214,288 shares of Class B Common held by (a) members of Mr. Rankin’s family and (b) Rankin I, Rankin II and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D/A reported that the Class B Common beneficially owned by Thomas T. Rankin is subject to the stockholders’ agreement.

(11)

The aggregate amount of Class B Common beneficially owned by all executive officers, directors and director nominees as a group and the aggregate amount of Class B Common beneficially owned by all executive officers, directors and director nominees as a group for which they have shared voting or investment power include the shares of Class B Common of which Mr. A. Rankin has disclaimed beneficial ownership in note (8) above; Mr. Butler has disclaimed beneficial ownership in note (7) above; Mr. R. Rankin has disclaimed beneficial ownership in note (9) above; and Mr. T. Rankin has disclaimed beneficial ownership in note (10) above.

Beatrice B. Taplin is the sister-in-law of Clara Taplin Rankin. David F. Taplin is a nephew of Beatrice B. Taplin and Clara Taplin Rankin. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr., Roger F. Rankin and Thomas T. Rankin. J.C. Butler, Jr. is the son-in-law of Alfred M. Rankin, Jr. The combined beneficial ownership of such foregoing persons equals 2,701,849 shares, or 28.60%, of the Class A Common and 2,692,060 shares, or 60.97%, of the Class B Common outstanding on February 28, 2019. The combined beneficial ownership of all our directors, together with Beatrice B. Taplin, and all of our executive officers whose beneficial ownership of Class A Common and Class B Common must be disclosed in the foregoing tables in accordance with Rule 13d-3 under the Exchange Act, equals 2,828,258 shares, or 29.93%, of the Class A Common and 2,728,970 shares, or 61.80%, of the Class B Common outstanding on February 28, 2019. Such shares of Class A Common and Class B Common together represent 56.19% of the combined voting power of all Class A Common and Class B Common outstanding on such date.

PROCEDURES FOR SUBMISSION AND CONSIDERATION OF DIRECTOR CANDIDATES

Stockholder recommendations for nominees for election to our Board must be submitted in writing to Hamilton Beach Brands Holding Company, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Secretary, and must be received at our offices on or before December 31 of each year in anticipation of the following year’s Annual Meeting. All stockholder recommendations for director nominees must set forth the following information:

1.

the name and address of the stockholder recommending the candidate for consideration as such information appears on the records of the Company, the telephone number where such stockholder can be reached during normal business hours, the number of shares of Class A Common and Class B Common owned by such stockholder and the length of time such shares have been owned by the stockholder; if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s beneficial ownership of such shares or such person’s authority to act on behalf of such entity;

2.

complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employment and civic activities) and qualifications of the candidate;

3.	the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be a director of the Company;

4.	the disclosure of any relationship of the candidate being recommended with the Company or any of its subsidiaries or affiliates, or its independent public accountants, whether direct or indirect;

5.

the disclosure of any relationship of the candidate being recommended or any immediate family member of the candidate being recommended with the independent registered public account firm of the Company;

6.

a description of all relationships, arrangements and understandings between the proposing stockholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a director, if elected; and

7.

a written acknowledgement by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to the Company’s undertaking of an investigation into that individual’s background, credit history, education, experience and other qualifications in the event that the NCG Committee desires to do so, has consented to be named in the Company’s proxy statement and has consented to serve as a director of the Company, if elected.

The NCG Committee has not specifically identified or published qualifications, qualities or skills that our directors must possess. In evaluating director nominees, the NCG Committee will consider such factors as it deems appropriate and other factors identified from time to time by the Board. The NCG Committee will consider factors such as judgment, skill, integrity, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character, and the interplay of the candidate’s experience and approach to addressing business issues with the experience and approach of incumbent members of the Board and other new director candidates. The NCG Committee’s goal in selecting directors for nomination to the Board is generally to seek a well-balanced membership that combines a variety of experience, skill and intellect in order to enable the Company to pursue its strategic objectives.

The NCG Committee will consider all information provided to it that is relevant to a candidate’s nomination as a director of the Company. Following such consideration, the NCG Committee may seek additional information regarding, and may request an interview with, any candidate whom it wishes to continue to consider. Based upon all information available to it and any interviews it may have conducted, the NCG Committee will meet to determine whether to recommend the candidate to the Board. The NCG Committee will consider candidates recommended by stockholders on the same basis as candidates from other sources.

The NCG Committee utilizes a variety of methods for identifying and evaluating nominees for directors. The NCG Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the NCG Committee will consider various potential candidates. Candidates may be recommended by current members of the Board, third-party search firms or stockholders. No search firm was retained by the NCG Committee during the past fiscal year. The NCG Committee generally does not consider recommendations for director nominees submitted by individuals who are not affiliated with the Company. In order to preserve its impartiality, the NCG Committee may not consider a recommendation that is not submitted in accordance with the procedures set forth above.

SUBMISSION OF STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be eligible for inclusion in our Proxy Statement and form of proxy relating to our next annual meeting must be received on or before November 22, 2019. Such proposals must be addressed to the Company, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Secretary. Any stockholder intending to propose any matter at the next annual meeting but not intending for us to include the matter in our Proxy Statement and proxy related to the next annual meeting must notify us on or after December 22, 2019 but on or before January 21, 2020 of such intention in accordance with the procedures set forth in our Bylaws. If we do not receive such notice within that time frame, the notice will be considered untimely. Our proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any matter of which we did not receive notice between December 22, 2019 and January 21, 2020. Notices should be submitted to the address set forth above.

SOLICITATION OF PROXIES

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers and employees by in-person meeting, telephone or other forms of communication. Such persons will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with, and reimbursement of reasonable out-of-pocket expenses will be paid to, brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of Class A Common and Class B Common held of record by such persons.

OTHER MATTERS

The directors know of no other matters that are likely to be brought before the meeting. The enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

Dana B. Sykes

Secretary

Glen Allen, Virginia

March 21, 2019

It is important that the proxies be returned promptly. Stockholders of record who do not expect to attend the meeting are urged to fill out, sign, date and mail the enclosed form of proxy in the enclosed envelope, which requires no postage if mailed in the United States, or in the alternative, vote your shares electronically either over the internet (www.investorvote.com/HBB) or by touch-tone telephone (1-800-652-8683). Stockholders who hold both Class A Common and Class B Common only have to complete the single enclosed form of proxy or vote once via the internet or telephone. For information on how to obtain directions to attend the Annual Meeting and vote in person, please contact our Secretary at 4421 Waterfront Drive, Glen Allen, Virginia 23060, or call (804) 273-9777 or email ir@hamiltonbeachbrands.com.

01 - Mark R. Belgya 02 J.C. Butler, Jr. 03 - Paul D. Furlow 04 John P. Jumper 05 - Dennis W. LaBarre 06 - Michael S. Miller 07 Alfred M. Rankin, Jr. 08 - Roger F. Rankin 09 - Thomas T. Rankin 10 - James A. Ratner 11 - Gregory H. Trepp 01 02 03 04 05 06 07 08 09 Mark here to vote FOR all nominees 1 U P X For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. Mark here to WITHHOLD vote from all nominees 10 11 Hamilton Beach Brands Holding Company Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 030JLC Proposals The Board of Directors recommends a v A ote FOR all the nominees listed and FOR Proposal 2. 2. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2019. 1. Election of Directors For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. B Authorized Signatures This section must be completed for your vote to count. Please date and sign below. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2019 Annual Meeting Proxy Card You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/HBB or scan the QR code login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/HBB Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 11:00 a.m. EST on May 7, 2019. Your vote matters here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/HBB Notice of 2019 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting May 7, 2019 Dennis W. LaBarre and Alfred M. Rankin, Jr., or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Hamilton Beach Brands Holding Company to be held on May 7, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed and FOR Proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof. (Items to be voted appear on reverse side) Hamilton Beach Brands Holding Company qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address Please print new address below. Comments Please print your comments below. C Non-Voting Items 2019 Annual Meeting Admission Ticket 2019 Annual Meeting of Hamilton Beach Brands Holding Company Stockholders May 7, 2019, 11:00 a.m. Eastern Standard Time 5875 Landerbrook Dr., Cleveland OH 44124 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The 2019 Proxy Statement and 2018 Annual Report are available, free of charge, at https://www.hamiltonbeachbrands.com/investors/annual-meeting-materials. The Company’s Annual Report for the year ended December 31, 2018 is being mailed to stockholders concurrently with the 2019 Proxy Statement. The Annual Report contains financial and other information about the Company, but is not incorporated into the Proxy Statement and is not considered part of the proxy soliciting material. If you do not expect to be present at the Annual Meeting, please promptly fill out, sign, date and mail the enclosed form of proxy or, in the alternative, vote your shares electronically either over the internet (www.investorvote.com/HBB) or by touch-tone telephone (1-800-652-8683). If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the internet or telephone. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.